As filed with the Securities and Exchange Commission on November 9, 1995
                                                       Registration No. 33-44511

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                                ---------------


                              AMENDMENT NO. 8 TO
                            REGISTRATION STATEMENT
                                  ON FORM S-2
                                     UNDER
                           THE SECURITIES ACT OF 1933



                                ---------------

                            WAXMAN INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)
                                    Delaware
                        (State or other jurisdiction of
                         incorporation or organization)

                                      5074
            (Primary Standard Industrial Classification Code Number)
                                   34-0899894
                    (I.R.S. Employer Identification Number)
                               24460 Aurora Road
                          Bedford Heights, Ohio 44146
                                 (216) 439-1830
              (Address, including zip code, and telephone number,
            including area code, of registrant's principal offices)

                                ---------------
                                 ARMOND WAXMAN
                               24460 Aurora Road
                          Bedford Heights, Ohio 44146
                                 (216) 439-1830
           (Name, address, including zip code, and telephone number,
                  including area code, of agents for service)

                                ---------------
                                   Copies to:

                            SCOTT M. ZIMMERMAN, ESQ.
                   Shereff, Friedman, Hoffman & Goodman, LLP
                                919 Third Avenue
                           New York, New York  10022
                                 (212) 758-9500

                                   ----------
      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /x/

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

                                ---------------

                            WAXMAN INDUSTRIES, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K


         ITEM OF FORM S-2                                      PROSPECTUS CAPTION OR LOCATION
         ----------------                                      ------------------------------

1.       Forepart of the Registration Statement and            Outside Front Cover Page of Prospectus
         Outside Front Cover Page of Prospectus

2.       Inside Front and Outside Back Cover                   Available Information; Inside Front Cover
         Page of Prospectus                                    and Outside Back Cover Pages of Prospectus

3.       Summary Information, Risk Factors and                 Prospectus Summary; Incorporation of Certain
         Ratio of Earnings to Fixed Charges                    Information by Reference; Risk Factors

4.       Use of Proceeds                                       Inside Front Cover Page of Prospectus; Prospectus
                                                               Summary; Use of Proceeds

5.       Determination of Offering Price                       Not Applicable

6.       Dilution                                              Not Applicable

7.       Selling Security Holders                              Selling Security Holders; Plan of Distribution

8.       Plan of Distribution and Underwriting                 Outside Front Cover Page of Prospectus; Plan of
                                                               Distribution

9.       Description of Securities to be Registered            Outside Front Cover Page of Prospectus; Prospectus
                                                               Summary; Description of Notes; Description of
                                                               Warrants; Description of Capital Stock

10.      Interests of Named Experts and Counsel                Legal Matters

11.      Information with Respect to the Registrant            Outside Front Cover Page of Prospectus; Available
                                                               Information; Incorporation of Certain Information By
                                                               Reference; Prospectus Summary; Risk Factors

12.      Incorporation of Certain Information by               Available Information; Incorporation of Certain
         Reference                                             Information by Reference

13.      Disclosure on Commission Position on                  Not Applicable
         Indemnification of Securities Act
         Liabilities


SUBJECT TO COMPLETION, DATED NOVEMBER 9, 1995
PROSPECTUS


                            WAXMAN INDUSTRIES, INC.

                $500,000 PRINCIPAL AMOUNT OF 12.25% FIXED RATE
                   SENIOR SECURED NOTES DUE SEPTEMBER 1, 1998

                 $7,500,000 PRINCIPAL AMOUNT OF FLOATING RATE
                   SENIOR SECURED NOTES DUE SEPTEMBER 1, 1998

                    867,000 COMMON STOCK PURCHASE WARRANTS

                         950,000 SHARES OF COMMON STOCK
         This Prospectus relates to the offer and sale of (i) $500,000 principal amount of 12.25% Fixed Rate Senior Secured Notes due September 1, 1998 (the "Fixed Rate Notes") of Waxman Industries, Inc. (the "Company"), (ii) $7,500,000 principal amount of Floating Rate Senior Secured Notes due September 1, 1998 (the "Floating Rate Notes") of the Company, (iii) 867,000 Common Stock Purchase Warrants (the "Warrants") and (iv) 1,000,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock") issuable upon exercise of the Warrants and an additional 133,000 warrants sold as part of the 1991
Private Placement (as defined below and collectively as the "1991 Private Placement Warrants"). The Fixed Rate Notes and Floating Rate Notes offered hereby are sometimes collectively referred to as the "Notes." The Notes, the Warrants and the shares of Common Stock offered hereby are sometimes collectively referred to herein as the "Securities." The Securities will be sold by the holders thereof (the "Selling Security Holders"). See "Selling Security Holders."

         The Notes and Warrants were originally issued by the Company on September 17, 1991 in a private placement to certain institutional investors (the "1991 Private Placement"). The original principal amount of the Fixed Rate Notes was $42,500,000 and the original number of Warrants was 1,000,000. The Company has subsequently repurchased $10,850,000 principal amount of the Fixed Rate Notes. In addition, $31,150,000 principal amount of Fixed Rate Notes and 126,000 1991 Private Placement Warrants have been traded publicly since their registration in June 1992, and, therefore, the offer and sale of such Fixed Rate Notes and Warrants, respectively, do not require registration hereunder. Also, the Company is not registering hereunder $500,000 principal amount of Fixed Rate Notes and 7,000 1991 Private Placement Warrants because the holders thereof did not provide the Company with certain information which was required to register the offer and sale thereof hereunder. There is currently a limited public market for the Notes and the Warrants. The payment of the Company's obligations under the Notes and the performance of the Company's obligations under the Indenture (as defined below) are guaranteed (the "Guarantee") by Waxman USA Inc., a wholly owned subsidiary of the Company ("Waxman USA"). The Notes and the Guarantee are secured by Waxman USA's pledge of all of the capital stock of Barnett Inc. ("Barnett"), Waxman Consumer Products Group Inc. ("Consumer Products") and WOC Inc. ("WOC"), each a direct subsidiary of Waxman USA and an indirect subsidiary of the Company. There can be no assurance that the value of the capital stock of Barnett, Consumer Products and WOC will be sufficient to satisfy the outstanding principal and accrued interest under the Notes in the event of a default under the Notes. Substantially all of the assets of Barnett, Consumer Products and WOC are pledged to the lenders under the Domestic Credit Facility (as hereinafter defined) and the Domestic Term Loan (as hereinafter defined) (which together provide for maximum aggregate borrowings of $70 million) and thus the pledge of the capital stock of Barnett, Consumer Products and WOC for the benefit of the holders of the Notes is structurally subordinated to the rights of such lenders. The capital stock of Barnett, Consumer Products and WOC is privately held by, and constitute substantially all of the assets of Waxman USA, which in turn constitutes substantially all of the assets of the Company. The net worth of each of Barnett, Consumer Products and WOC on June 30, 1995 were approximately $37.0 million, approximately $26.7 million and approximately $18.1 million, respectively. The Company is dependent on distributions from Barnett, Consumer Products and WOC in order to meet its debt service obligations, including its payment obligations with respect to the Notes. See "Risk Factors -- Reliance on Operations of Subsidiaries; Structural Subordination" and "-- Restrictions Imposed by Terms of Indebtedness."

         The Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth therein, plus accrued interest. Annual sinking fund payments on each of September 1, 1996 and September 1, 1997 are calculated to retire 68% of the issue prior to maturity. The Company may deliver previously redeemed Notes in lieu of cash in making sinking fund payments. The Notes also provide for partial special mandatory redemptions in certain situations set forth therein. In the event of a Change in Control (as defined in the Indenture), holders of the Notes will have the right to require the Company to repurchase such holders' Notes at the purchase price set forth therein, together with accrued interest, if any, to the date of purchase. See "Recent Developments."

         The indebtedness evidenced by the Notes ranks pari passu in right of payment with all existing and future Senior Indebtedness (as defined in the Indenture) and senior in right of payment to all existing and future Subordinated Indebtedness (as defined in the Indenture). The indebtedness evidenced by the Notes will not be subordinate in right of payment to any existing or, without the consent of the holders of the Notes, future indebtedness of the Company. The Fixed Rate Notes and Floating Rate Notes are equal inter sese in right of payment under the Indenture.

         The Warrants provide for the purchase of an aggregate of 867,000 shares of Common Stock at an exercise price of $4.60 per share, subject to adjustment in certain events described herein. The Company would receive all of the proceeds from the exercise of the Warrants. The Warrants are exercisable immediately and expire on September 1, 1996. The Company may offer to the registered holder the option, in lieu of exercising the Warrants, of surrendering the Warrants, in whole or in part, for a cash payment set forth herein.

         The Common Stock is traded on the New York Stock Exchange (the "NYSE") (symbol: WAX). On October 5, 1995, the closing price per share of Common
Stock, as reported by the NYSE, was $1 3/8. The Common Stock is also traded on the Chicago Stock Exchange. There is currently a limited public market for the Notes and the Warrants.

         The Securities are being offered for the accounts of the Selling Security Holders. See "Selling Security Holders". The Company has agreed to pay all of the expenses of this offering but will not receive any of the proceeds from the sale of the Securities being offered hereby. The aggregate proceeds to the Selling Security Holders from the sale of the Securities will be the purchase price of the Securities sold, less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

         The Selling Security Holders directly, through agents designated from time to time or through dealers or underwriters also to be designated, may sell the Securities from time to time on terms to be determined at the time of sale. To the extent required, the specific Securities to be sold, the names of the Selling Security Holders, the purchase price, the public offering price, the names of any such agents, dealers or underwriters and any applicable commissions or discount with respect to a particular offer will be set forth in an accompanying Prospectus supplement.

         The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Securities may be deemed to be "Underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commissions received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution" for indemnification arrangements.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

             THE DATE OF THIS PROSPECTUS IS ________, 1995.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 75 Park Place, New York, New York 10007; and Chicago Regional Office, 230 South Dearborn Street, Room 3190, Chicago, Illinois 60604. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the NYSE. Reports, proxy and information statements may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         This Prospectus does not contain all the information set forth in the Registration Statement (the "Registration Statement") filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, copies of which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


         The Company hereby incorporates by reference in this Prospectus the Company's Annual Report on Form 10-K for its fiscal year ended June 30, 1995 filed with the Commission (File No. 0-5888) pursuant to the 1934 Act, as amended by an amendment on Form 10-K/A filed with the Commission on October 11, 1995 and further amended by an amendment on Form 10-K/A-1 filed with the Commission on November 2, 1995 (the "1995 Annual Report").


         All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Any person receiving a copy of this Prospectus may obtain without charge, upon request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Requests should be directed to Waxman Industries, Inc. 24460 Aurora Road, Bedford Heights, Ohio 44146, Telephone No. (216) 439-1830.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by referenced to, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. References in this Prospectus to a particular fiscal year refer to the 12-month period ended on June 30 in that year. Unless the context otherwise indicates, all references to the "Company" are to the continuing operations of Waxman Industries, Inc. and its subsidiaries and divisions and to the business conducted through such subsidiaries and divisions, and exclude the operations of Waxman Consumer Products Group Inc. ("Consumer Products"). As a result of the Company's recent determination to sell its Consumer Products business, Consumer Products is reported as a discontinued operation and the consolidated financial statements and financial information incorporated by reference herein have been reclassified to report separately Consumer Products' net assets and results of operations. See "Recent Developments."

                                  THE COMPANY


         The Company believes it is one of the leading suppliers of plumbing products to the home repair and remodeling market in the United States. The Company distributes plumbing, electrical and hardware products, to over 49,000 customers in the United States, including, plumbing and electrical repair and remodeling contractors and independent retailers. The Company's consolidated net sales were $156.0 million in fiscal 1995.



         The Company conducts its business primarily through its wholly-owned subsidiary, Barnett Inc. ("Barnett"). Barnett is a national mail order and telemarketing business which markets an extensive line of over 9,200 plumbing, electrical and hardware products to over 35,000 active customers. Through its nationwide network of warehouses, Barnett provides its customers with a single source for an extensive line of competitively priced quality products. The Company's strategy of being a low-cost supplier is facilitated by its purchase of a significant portion of its products from foreign sources. Based on management's experience and knowledge of the industry, the Company believes that Barnett is the only national competitor in its business. Due to its size, purchasing power and foreign sourcing capabilities, Barnett has a number of distinct competitive advantages including (i) the ability to offer prices generally lower than those of its regional competition, (ii) the ability to offer higher margin private label products which offer customers a low cost alternative to name-brand products, and (iii), in virtually all cases, 24-hour order turnaround. Barnett's marketing strategy is comprised of frequent catalog and promotional mailings, supported by a 24-hour telemarketing operation. Barnett has averaged 15% net sales growth per annum during the period from fiscal 1991 to fiscal 1995 through (i) the enhancement and expansion of its telemarketing operation, (ii) increased market penetration with the expansion of its warehouse network, (iii) the introduction of new product offerings and (iv) the introduction of two additional catalogs, each targeted at a distinct customer base. Barnett's net sales for fiscal 1995 were $109.1 million.



         The Company also has several other smaller operations which are conducted through its other subsidiaries, WOC Inc. ("WOC") and TWI, International, Inc. ("TWI"). WOC includes four operations, the largest of which are U.S. Lock ("U.S. Lock") --a distributor of a full line of security hardware products, and LeRan Copper & Brass ("LeRan") --a supplier of copper tubing, brass fittings and other related products. TWI includes the foreign sourcing operations which support Barnett and WOC as well as Consumer Products. Net sales from these other operations were $46.9 million in fiscal 1995.


                              RECENT DEVELOPMENTS


         In June 1995, William R. Pray was promoted to President and Chief Operating Officer of the Company. In his new positions, Mr. Pray assumed overall responsibility for all of the Company's operations. In addition, Mr. Pray was elected as a director of the Company, filling a newly created seat which resulted from the expansion of Waxman Industries' Board of Directors from five to six members. Mr. Pray has served as president of Barnett since 1987.



         In August 1995, the Company announced that it has decided to sell its Consumer Products business in order to enhance its capital structure and allow the Company to focus on its growing Barnett telemarketing mail order business. Consumer Products markets and distributes approximately 9,400 products to a wide variety of retailers, primarily Do-It-Yourself ("D-I-Y") warehouse home centers, home improvement centers and mass merchandisers such as Builders Square, Home Depot, Kmart, Sears and Wal-Mart. Consumer Products works closely with its customers to develop innovative and comprehensive marketing and merchandising programs designed to maximize profitability, efficiently manage shelf space, reduce inventory levels and maximize floor stock turnover. Consumer Products' net sales were $72.0 million in fiscal 1995. The Company anticipates that the proceeds from any such sale will be used, in part, to retire the Notes thereby eliminating the mandatory sinking fund requirements relating to the Notes which are scheduled to commence in September 1996. The Company retained Merrill Lynch & Co. as its financial advisor in connection with the sale.


        In furtherance of its decision to sell the Consumer Products business, on August 28, 1995, the Company entered into a letter of intent which contemplates the sale of the Consumer Products business, together with certain supporting operations and certain home center accounts now serviced by Barnett, to a group consisting of HIG Capital Management ("HIG") of Miami, Florida along with certain members of Consumer Products' existing management team for an aggregate cash purchase price of $50 million plus other consideration which will give the Company approximately a 25% economic interest in Consumer Products on a going forward basis. The Company expects that it will account for any remaining interest under the cost method as the interest it will retain will not allow it to exercise significant influence over Consumer Products in the future. While the letter of intent has terminated pursuant to its terms, the Company and HIG are currently negotiating the terms of a definitive purchase agreement with resepect to the above-referenced transaction. The Company intends to continue pursuing a sale of Consumer Products in the event the transaction with HIG is not consummated. There can be no assurance that the Company will be able to consummate the sale of Consumer Products prior to September 1, 1996 or as to the terms and conditions of any such sale so consummated. In connection with such sale, the Company intends to repay the portion of its revolving credit facility and term loan which relates to Consumer Products and refinance the remaining balances using proceeds from a new secured credit facility, the terms of which are currently being negotiated. Consumer Products is reported as a discontinued operation and the consolidated financial statements and financial information incorporated by reference herein have been reclassified to report separately Consumer Products' net assets and results of operations. Prior period consolidated financial statements and financial information have been reclassified to conform to the current period presentation. During the fourth quarter of fiscal 1995, the Company recorded a $11.0 million charge which represents the expected loss to be incurred upon completion of the sale of the Consumer Products business. See "Incorporation of Certain Information by Reference" and the 1995 Annual Report for additional information regarding the business, financial condition and results of operations of Consumer Products.



        In August 1995, the Company named Andrea Luiga to the position of Vice President - Finance and Chief Financial Officer. Ms. Luiga replaced Neal R. Restivo, formerly Senior Vice President and Chief Financial Officer of the Company who submitted his resignation effective September 30, 1995 to pursue another opportunity. Ms. Luiga has been Vice President / Group Controller of Barnett since 1991. Ms. Luiga joined Barnett in March 1988 as Controller.



        As part of its efforts to decrease its leverage and increase its financial flexibility, Waxman USA currently intends to offer to exchange for $48.75 million principal amount of the Company's outstanding 13 3/4% Senior Subordinated Notes due 1999 (the "Senior Subordinated Notes"), a like principal amount of Waxman USA Senior Subordinated Notes due 2001 (the "Exchange Securities') and in connection therewith to solicit consent to certain amendments to the Indenture pursuant to which the Senior Subordinated Notes were issued. Although the terms of the exchange offer have not been finalized, the Company expects that the exchange offer, if consummated, will decrease the Company's cash interest burden and will extend the maturity of the Senior Subordinated Notes exchanged in the exchange offer. It is currently contemplated that the the Exchange Securities will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy.

                   THE 1994 REORGANIZATION AND RESTRUCTURING

        On May 20, 1994, the Company issued Series A 12 3/4% Senior Secured Deferred Coupon Notes Due 2004 having an initial accreted value of $50 million (the "Deferred Coupon Notes") together with warrants (the "Exchange Warrants") to purchase 2.9 million shares of Common Stock in exchange for $50 million aggregate principal amount of the Company's outstanding Senior Subordinated Notes pursuant to a private exchange offer (the "Private Exchange Offer") which was a part of a series of interrelated transactions (the "Reorganization"). In addition to the Private Exchange Offer, the components of the Reorganization included (i) the solicitation of the consents of the holders of the Notes to certain waivers (the "Waiver") of and the adoption of certain amendments (the "Amendment") to the Indenture (the "Consent Solicitation"), (ii) the establishment of a $55 million revolving credit facility (the "Domestic Credit Facility") and a $15 million term loan (the "Domestic Term Loan"; and together with the Domestic Credit Facility, the "Debt Financing"), (iii) the solicitation of the consents of the holders of the Senior Subordinated Notes to certain waivers of and the adoption of certain amendments to the indenture governing the Senior Subordinated Notes (the "Subordinated Note Solicitation") and (iv) the
 -                                       5
repayment of the borrowings under the Company's then existing domestic revolving credit facilities (including $27.6 under the Company's then existing working capital credit facility and $1.2 million under the $5.0 million revolving credit facility of Barnett (the "Barnett Financing")).

         During Fiscal 1994, the Company restructured (the "Corporate Restructuring") its domestic operations such that the Company is now a holding company whose only material assets are the capital stock of its subsidiaries. As part of the Corporate Restructuring, the Company formed (a) Waxman USA, as a holding company for the subsidiaries that comprise and support the Company's domestic operations, (b) Consumer Products, a wholly owned subsidiary of Waxman USA, to own and operate Consumer Products Group Division, and (c) WOC, a wholly owned subsidiary of Waxman USA, to own and operate Waxman USA's domestic subsidiaries, other than Barnett and Consumer Products. On May 20, 1994, the Company completed the Corporate Restructuring by (i) contributing the capital stock of Barnett to Waxman USA, (ii) contributing the assets and liabilities of the Consumer Products Division to Consumer Products, (iii) contributing the assets and liabilities of its Madison Equipment Division to WOC, (iv) contributing the assets and liabilities of its Medal Distributing Division to WOC, (v) merging U.S. Lock and LeRan, each a wholly owned subsidiary of the Company, into WOC, (vi) contributing the capital stock of TWI to Waxman USA and
(vii) contributing the capital stock of Western American Manufacturing, Inc. ("WAMI") to TWI.

         As a result of the Corporate Restructuring, the corporate structure of the Company and its subsidiaries is as follows:

--------------------------------------------------------------------------------
                             WAXMAN INDUSTRIES, INC.

--------------------------------------------------------------------------------
                                        |
                     ---------------------------------------

                                 WAXMAN USA INC.

                     ---------------------------------------
                                        |
                                        |
                                        |
          ------------------------------------------------------
         |            |           |                             |
  -------------   ----------   --------           -----------------------
  BARNETT INC.     WAXMAN     WOC INC.           TWI, INTERNATIONAL INC.
                   CONSUMER
                   PRODUCTS
                  GROUP INC.
  -------------   ----------   --------           -----------------------
                                                    |
                                                  ------------
                                                  |          |
                                       -------------        ----------------
                                            TWI,            WESTERN AMERICAN
                                       INTERNATIONAL         MANUFACTURING,
                                        TAIWAN, INC.              INC.
                                       -------------        ----------------
                                                |                      |
                                       -------------        ----------------
                                            CWI             COHART DE MEXICO
                                       INTERNATIONAL            SA DE CV
                                        CHINA, LTD.
                                       -------------        ----------------

----------------------
Each subsidiary depicted above is a wholly owned subsidiary, except for TWI International Taiwan, Inc. and Cohart de Mexico SA de CV, which are 99% owned.

                                  THE OFFERING



SECURITIES OFFERED                $500,000 principal amount of 12.25% Fixed Rate Senior Secured Notes due September 1, 1998.

                                  $7,500,000 principal amount of Floating Rate Senior Secured Notes due
                                  September 1, 1998.

                                  867,000 Common Stock Purchase Warrants

                                  1,000,000 Shares of Common Stock (issuable upon exercise of the 1991 Private Placement Warrants)

  Fixed Rate Notes:

   Interest Payment Dates         March 1 and September 1

   Interest Rate                  12.25%

   Optional Redemption            Redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein, together with accrued interest.

   Mandatory Redemption           Annual sinking fund payments of $14,450,000 on each of September 1, 1996 and September 1, 1997. The Company may deliver Fixed Rate Notes which have previously been redeemed in lieu of cash in making sinking fund payments. The Fixed Rate Notes also provide for partial special mandatory redemptions in certain situations.

   Repurchase at Option
    of Noteholder                 In the event of a Change in Control (as defined in the Indenture), holders of the Fixed Rate Notes will have the right to require the Company to repurchase such holders' Fixed Rate Notes at 102% of the principal amount thereof, together with accrued interest, if any, to the date of purchase.

  Floating Rate Notes:

   Interest Payment Dates         March 1, June 1, September 1 and December 1

   Interest Rate                  Floating rate based on LIBOR for any quarterly period plus 300 basis points.

   Optional Redemption            Redeemable at the option of the Company,
                                  in whole or in part, at the redemption
                                  prices set forth herein, together with
                                  accrued interest.

   Mandatory Redemption           Annual sinking fund payments of $2,550,000 on each of September 1, 1996 and September 1,
                                  1997.  The Company may deliver Floating Rate Notes which have previously been redeemed in lieu of cash in making sinking fund payments.  The Floating Rate Notes also provide for partial special mandatory redemptions in certain situations.  See "Recent Developments."

   Repurchase at Option
    of Noteholder                 In the event of a Change in Control (as defined in the Indenture), holders of the Floating
                                  Rate Notes will have the right to require the Company to repurchase such holders' Floating
                                  Rate Notes at 102% of the principal amount thereof, together with accrued interest, if any, to the date of purchase.  A Change in Control includes a management buyout or similar transaction by the Company's management and/or directors and their respective affiliates
                                  (but does not include any such transaction by the member of the Waxman Family Group (as defined in the Indenture)).

           Warrants:              950,000 Common Stock Purchase Warrants, each representing the right to purchase a share of Common Stock at an exercise price of $4.60 per share.
                                  The Warrants provide for adjustments to the exercise price in certain events, including, but not limited to, the declaration of dividends or making of a distribution on the outstanding shares of the Company's Common
                                  Stock or the subdivision or reclassification of the outstanding shares of the Company's Common Stock into a greater or smaller number of shares. The Warrants are exercisable immediately and expire on
                                  September 1, 1996. The Company may offer to the registered holder the option, in lieu of exercising the Warrants, of surrendering the
                                  Warrants, in whole or in part, for a cash payment equal to the product of (i) the Closing Price (as defined in the Warrant Agreement) for a share of Common Stock on the last business day prior to the date of surrender of the warrant certificate less the exercise price, and (ii)
                                  the number of shares of Common Stock to which the holder is entitled pursuant to the Warrants surrendered therefor.

RANKING                           The Notes are pari passu in right of payment with all Senior Indebtedness (as defined in the Indenture) and senior in right of payment to all Subordinated
                                  Indebtedness (as defined in the Indenture). The Fixed Rate Notes and Floating
                                  Rate Notes are equal inter sese in right of payment.

SECURITY                          The Notes are secured by the pledge by the Company of all of the capital stock of Barnett Inc., Waxman Consumer Products Group Inc. and WOC
                                  Inc., (the "Operating Companies") each an
                                  indirect subsidiary of the Company.

GUARANTEE                         The payment of the Company's obligations under the Notes and the performance of the Company's obligations under the Indenture are guaranteed by Waxman USA.


                                  RISK FACTORS

         Prospective purchasers of the Securities should consider carefully the specific factors set forth under "Risk Factors," as well as the other information and data included in this Prospectus

                                  RISK FACTORS

         Prospective purchasers of the Securities should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risks before purchasing the Securities offered hereby.

         Absence of Public Market. At present, the Notes and Warrants are owned by a small number of investors and there is currently a limited public market for the Notes and Warrants. The Notes and Warrants will not be listed on any exchange and no assurance can be given that an active market will develop for the Notes and Warrants or, if such an active market develops, as to the liquidity of such market.

         If an active trading market does not develop, purchasers of the Notes and Warrants may have difficulty liquidating their investment and the Notes and Warrants may not be readily accepted as collateral for loans. Accordingly, no assurances can be given as to the price at which holders of the Notes and Warrants will be able to sell the Notes and Warrants, if at all, and it is possible that the Notes and Warrants will trade at a price below their face value.

         The liquidity of and the market prices for the Notes and Warrants can be expected to vary with changes in market and economic conditions, the financial condition and prospects of the Company and other factors that generally influence the market prices of securities, including fluctuations in the market for similar securities. Fluctuations in the high yield market may significantly affect the liquidity and market price of the Notes independent of the financial performance of and prospects for the Company.


        Leverage. The Company has a high degree of leverage. At June 30, 1995, the outstanding consolidated indebtedness (excluding trade payables and accrued liabilities) of the Company's continuing operations approximately was $201 million. This high degree of leverage may have important consequences, including the following: (i) the ability of the Company to obtain additional financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to satisfy debt service obligations; (iii) the Company may be more highly leveraged than companies with which it competes, which may place it at a competitive disadvantage; and (iv) the Company's high degree of leverage may make it more vulnerable in the event of a downturn in its business and may limit its ability to capitalize on business opportunities. Although the Company believes that its operating cash flow as well as amounts available under the Domestic Credit Facility (as defined herein) will be sufficient to fund working capital, capital expenditures and debt service requirements until September 1, 1996, the date upon which the first $17 million sinking fund payment is due under the Company's Senior Secured Notes, the Company's ability to satisfy its obligations will be dependent upon its future performance, which is subject to prevailing economic conditions and financial, business and other factors, including factors beyond the Company's control. Commencing March 1995, the Company has been required to make quarterly principal payments of $1.0 million under its Domestic Term Loan. In addition, the Company is required to make mandatory sinking fund payments of $17.0 million on each of September 1, 1996 and September 1, 1997 with respect to the Notes and a single payment of $8.8 million on June 1, 1998 with respect to the Senior Subordinated Notes. In addition, the Debt Financing matures on May 20, 1997, subject to extension in certain events. The Company currently believes that it must obtain a significant infusion of funds, either through additional debt refinancing transactions or the sale of equity and/or assets before any significant deleveraging can occur. However, there can be no assurances as to the timing or likelihood of such deleveraging. See "Recent Developments" and the 1995 Annual Report for a discussion of the Company's plan to sell Consumer Products and the Company's intention to use the net proceeds therefrom, together with borrowings under a new credit facility, to retire its $39.2 million of Notes, thereby eliminating the mandatory sinking fund requirements relating to the Notes as referred to above, and to repay a portion of its revolving credit facility and Domestic Term Loan. In addition, cash interest on the Company's Deferred Coupon Notes is payable semi-annually commencing December 1999. There can be no assurance that the Company will be able to pay cash interest on the Deferred Coupon Notes commencing in December 1999 or that the Company will be able to refinance the Deferred Coupon Notes at or prior to their maturity.

         To the Company's knowledge, its high degree of leverage has not resulted in the refusal by any of its customers, suppliers or manufacturers to do business with the Company or in the alteration of material terms which have had a material impact on the Company's business.

         Security for the Notes; Value of the Collateral. The Notes are secured by a pledge of all of the outstanding shares of capital stock of the Operating Companies. Since none of such subsidiaries has publicly traded securities, the value of their capital stock will not be readily ascertainable and will depend upon the market value of the assets and business of such subsidiaries. There can be no assurances that the proceeds from the sale or sales of the capital stock pledged to secure the Notes would be sufficient to satisfy any amounts due thereunder.

         The rights of the Trustee to foreclose upon and dispose of the pledged collateral is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company, prior to the Trustee's having disposed of the pledged collateral. Under Title XI of the United States Code (the "Bankruptcy Code"), a secured creditor, such as the Trustee, is prohibited from disposing of security upon foreclosure in a bankruptcy case, even though the debtor is in default under the applicable debt instruments, without bankruptcy court approval. Moreover, in general, the Bankruptcy Code prohibits the bankruptcy court from giving such permission if the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of disposition during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could dispose of the pledged collateral or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the pledged collateral through the requirement of "adequate protection."

         If there was an Event of Default (as defined herein) under the Indenture which resulted in a foreclosure upon the collateral, such foreclosure would constitute an event of default under the Domestic Credit Facility and the Domestic Term Loan, which are secured by a pledge of substantially all of the assets of the Operating Companies and 65% of the capital stock of the Company's foreign subsidiaries. An Event of Default under the Domestic Credit Facility and the Domestic Term Loan includes customary events of default, including the failure to pay principal, interest or any premium on such indebtedness, the failure to comply with the governing debt instrument, a cross acceleration in excess of $5,000,000, certain events of bankruptcy and judgments in excess of $5,000,000. Upon an Event of Default under the Domestic Credit Facility or the Domestic Term Loan (which Event of Default could also result in an event of default under the Indenture), the holders of such debt would be permitted to accelerate such debt and to enforce their security interest in substantially all of the assets of the Operating Companies. There can be no assurance that the assets of the Operating Companies would be sufficient to repay in full borrowings under the Domestic Credit Facility or the Domestic Term Loan if they became due, thereby diminishing or eliminating the value of the shares of capital stock securing the Notes. In addition, any enforcement (including foreclosure) of the security interests securing the Domestic Credit Facility or the Domestic Term Loan or any other indebtedness of the Operating Companies could have a material adverse effect on the market price of the capital stock of such subsidiaries and on the ability of the Trustee to realize value through sales of the collateral pledged to secure Notes.

         In addition, in order to satisfy and/or eliminate the sinking fund payments required by the Notes, and to reduce the Company's high degree of leverage, the Company will have to obtain a significant infusion of funds, either through additional debt refinancing transactions or the sale of equity and/or assets. It is currently expected that the proceeds of such infusion of funds would be utilized to repay, among other things, the Notes. To the extent that the Company utilizes an additional debt financing to raise funds, such debt financing may be undertaken at the Waxman USA level as part of, or as the only element of, a capital restructuring. See "Recent Developments" and the 1995 Annual Report for a discussion of the Company's plan to sell Consumer Products.


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS -- EMPHASIS OF MATTER PARAGRAPH

        As noted in the report of the Company's independent public accountants on the Company's audited financial statements incorporated by reference herein, the Company is required to make mandatory sinking fund payments of $17.0 million on each of September 1, 1996 and 1997 with respect to its Senior Secured Notes (which are guaranteed by Waxman USA Inc. and secured by a pledge of the capital stock of the Operating Companies) and management's current projections indicate that there will not be sufficient cash flow from operations to fund that obligation. If the Company is not able, prior to September 1, 1996, to enter into a new credit facility and sell Consumer Products for sufficient net cash proceeds together with borrowings under a new credit facility, to retire the Senior Secured Notes and to pay all amounts owing under its Domestic Term Loan, the Company will have to obtain a significant infusion of funds either through an additional debt financing transaction or the sale of equity and/or assets prior to September 1, 1996. There can be no assurance any such transaction or sale will be able to be consummated prior to September 1, 1996 or as to the terms and conditions of any such transaction or sale which may be so consummated. If the Company is not otherwise able to make the September 1, 1996 sinking fund payment, there would be an event of default under the indenture under which the Senior Secured Notes were issued, which event of default could result in the holders of the Senior Secured Notes foreclosing upon the collateral securing the Senior Secured Notes. Such an event of default would also cause an event of default under all of the Company's other outstanding indebtedness as well as under its Domestic Term Loan.

         Reliance on Operations of Subsidiaries; Structural Subordination. The Company is a holding company whose only material assets are the capital stock of its subsidiaries, including, indirectly, all of its operating subsidiaries. The Company conducts no business other than the provision of management services to its subsidiaries, and is dependent on distributions from its domestic subsidiaries in order to meet its debt service obligations including its payment obligations with respect to the Senior Subordinated Notes and the Notes. The Company has no other sources of funds for repayment of its debt obligations and operating expenses. There can be no assurance that distributions from its subsidiaries will be adequate to fund the required payments under the Company's debt obligations. In addition, certain of the instruments evidencing the Debt Financing, the Company's other debt obligations and applicable state laws impose significant restrictions on the payment of dividends and the making of loans by the Company's subsidiaries to the Company (other than certain permitted exceptions, including payments made pursuant to an intercorporate agreement and a tax sharing agreement). If an initial public offering of the capital stock of any of the Company's subsidiaries is consummated, the ability of such subsidiaries to pay dividends would be diminished to the extent of any such capital stock sold to the public and the ability of the Company's subsidiaries to make loans to the Company would be limited to the extent that such transactions would have to be fair to the holders of such capital stock.

         The Company derives substantially all of its operating income from wholly-owned subsidiaries. As a result of this holding company structure, the creditors of the Company, including the holders of the Notes, are structurally subordinated to all creditors of such subsidiaries with respect to the assets and capital stock of such subsidiaries, including the lenders pursuant to the Debt Financing and trade creditors. Accordingly, in the event of a dissolution, bankruptcy or reorganization of the Company, the holders of the Notes will not be entitled to receive amounts from the Company's subsidiaries until after payment in full of all creditors of the subsidiaries of the Company. All of the Debt Financing is at the subsidiary level. In addition, the Debt Financing (which provides for maximum aggregate borrowings of $70 million) has similar change of control provisions requiring the Company to repurchase or repay, as the case may be, the relevant debt obligations, and thus upon a Change of Control, if offers under the change of control provisions of such debt instruments were to be accepted, the security for such debt obligations would be structurally senior to the security pledged to secure the Notes. Nonetheless, the Company believes that the value of the security collateralizing the Notes would still be sufficient to satisfy the required offer to purchase.

         Restrictions Imposed by Terms of Indebtedness. The terms and conditions of the instruments evidencing the Debt Financing, as well as other indebtedness of the Company impose restrictions that affect, among other things, the ability of the Company and/or its subsidiaries to incur debt, pay dividends, make acquisitions, create liens, sell assets, make certain investments and materially change the nature or conduct of its business. The breach of any of the foregoing covenants would result in a default under the applicable debt instrument permitting the holders of indebtedness outstanding thereunder, subject to applicable grace periods, to accelerate such indebtedness. Any such acceleration may cause a cross-default under the instruments evidencing other indebtedness of the Company, and there can be no assurance that the Company would have sufficient funds to repay or assets to satisfy such obligations.

         Control by Principal Stockholders; Certain Anti-Takeover Effects. Approximately 16.3% (and 14.8%, assuming the exercise of all of the Warrants) of the outstanding shares of the Company's common stock, par value $.01 per share, and 80.3% of the outstanding shares of the Company's Class B common stock are held by Melvin and Armond Waxman, brothers and respectively, the Co-Chairmen of the Board and Co-Chief Executive Officers of the Company (the "Principal Stockholders"). These holdings represent 61.1% (and 59.3%, assuming the exercise of all of the Warrants) of the outstanding voting power of the Company. Consequently, the Principal Stockholders have sufficient voting power to elect the entire Board of Directors of the Company and, in general, to determine the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including any merger, consolidation, sale of all or substantially all of the Company's assets or "going private" transactions, and to prevent or cause a change in control of the Company. In addition, Messrs. Melvin and Armond Waxman may have an interest in pursuing transactions, including transactions with affiliates, that in their judgment could enhance the value of the Company's capital stock, even though such transactions might involve risks to the holders of the Notes. In addition, certain provisions in the Company's Certificate of Incorporation, By-laws and debt instruments, including the Change of Control provisions in the Indenture, may be deemed to have the effect of discouraging a third party from pursuing a non-negotiated takeover of the Company and preventing certain changes in control.

         Deficiency of Earnings to Fixed Charges. In fiscal 1995, 1994 and 1993, the Company's earnings were insufficient to cover its fixed charges by $8.5 million, $4.0 million and $14.5 million, respectively. The Company's business strategy, described herein and in the 1995 Annual Report, is designed to capitalize on the growth prospects for Barnett and thereby increase earnings. The Company believes that the successful implementation of its business strategy will enable it to reduce or eliminate the deficiency of earnings to fixed charges. However, there can be no assurances regarding when such deficiencies will be reduced or eliminated or that the deficiencies experienced in the past will not reoccur.

         Foreign Sourcing. In fiscal 1995 products manufactured outside of the United States accounted for approximately 19.8% of the total product purchases made by the Company's continuing operations. Foreign sourcing involves a number of risks, including the availability of letters of credit, maintenance of quality standards, work stoppages, transportation delays and interruptions, political and economic disruptions, foreign currency fluctuations, expropriation, nationalization, the imposition of tariffs and import and export controls and changes in governmental policies (including United States' policy toward the foreign country where the products are produced), which could have an adverse effect on the Company's business. The occurrence of certain of these factors would delay or prevent the delivery of goods ordered by the Company's customers, and such delay or inability to meet delivery requirements would have an adverse effect on the Company's results of operations and could have an adverse effect on the Company's relationships with its customers. In addition, the loss of a foreign manufacturer could have a short-term adverse effect on the Company's business until alternative supply arrangements were secured.


         Reliance on Key Customers. For fiscal 1995, Consumer Products' largest customer, Kmart, accounted for approximately 13.5% of the Company's total net sales (including the net sales of its discontinued operations) and 43.6% of the discontinued operations total net sales. During the same period, Consumer Products' ten largest customers accounted for approximately 23.5% of the Company's total net sales (including the net sales of its discontinued operations) and 75.8% of discontinued operations total net sales. The loss of, or a substantial decrease in, the business of one or more of Consumer
Products' largest customers could have a material adverse effect on the Company's continuing and discontinued operations and may have an adverse effect on the Company's ability to sell its Consumer Products business. In addition, in recent weeks certain articles in the financial press have questioned the financial condition of Kmart, Consumer Product's largest customer. Continued speculation as to the financial condition of Kmart may have an adverse effect on the Company's ability to sell its Consumer Products business. Furthermore, Kmart has stated that it intends to sell its Builders Square business, which accounted for approximately 24.7% of Consumer Products' net sales in fiscal 1995. There can be no assurance that any purchaser of Builders Square will continue to do business with the Company or to the extent it does continue to do business with the Company, as to the amount, terms or conditions of any sales by such purchaser.


         See "Recent Developments" and the 1995 Annual Report for information regarding the Company's decision to sell Consumer Products.

         Proceeds of the Offering. The Company will not receive any of the proceeds of this offering. All of the proceeds of this offering will be received by the Selling Security Holders.

                                USE OF PROCEEDS

         The Company will receive none of the proceeds from the sale of the Securities by the Selling Security Holders.

         If all of the 867,000 Warrants offered hereby, as well as the remaining 133,000 1991 Private Placement Warrants, are exercised at the exercise price of $4.60 per share, the Company would receive $4,600,000, which would be added to the Company's working capital and used for general corporate purposes.

                              DESCRIPTION OF NOTES

         The Notes were issued under an Indenture dated as of September 1, 1991 (the "Indenture") between the Company and United States Trust Company of New York, as trustee (the "Trustee") and amended pursuant to the First Supplemental Indenture dated as of November 15, 1993, the Second Supplemental Indenture dated as of March 25, 1994 and the Third Supplemental Indenture dated as of May 20, 1994. Holders of the Notes (the "Noteholders") are referred to the Indenture, as amended, and the Trust Indenture Act of 1939, as amended (the "1939 Act"), for a statement of the terms of the Notes. The following summary of the provisions of the Notes is qualified in its entirety by reference to the Indenture, as amended, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The provisions of the Fixed Rate Notes and Floating Rate Notes are identical unless otherwise noted. The term "Company" as used in this section means Waxman Industries, Inc., excluding its subsidiaries. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Indenture.

GENERAL

         Principal (and premium, if any) and interest on the Notes will be payable, and the Notes may be presented for transfer and exchange or payment, at an office or agency maintained by the Company or by home office payment directly to the Noteholders if the Company has so agreed with such Noteholders. No service charge will be charged for any registration of transfer or exchange of Notes; however, the Company may require payment of a sum sufficient to cover any transfer taxes or similar governmental charges payable in connection therewith. The Company will pay interest on the Fixed Rate Notes on March 1 and September 1 of each year (beginning March 1, 1992) at the rate of 12.25% per annum to the persons who are registered Noteholders at the close of business on February 15 or August 15, as the case may be, immediately preceding the respective interest payment date. The Company will pay interest on the Floating Rate Notes on March 1, June 1, September 1 and December 1 of each year (beginning December 1, 1991) at the rate per annum equal to LIBOR (as defined therein) for such quarterly period plus 300 basis points (one basis point equaling .01%) to the persons who are registered Noteholders at the close of business on February 15, May 15, August 15 and November 15, as the case may be, immediately preceding the respective interest payment date. The Notes are in registered form without coupons in denominations of $1,000 and in integral multiples of $1,000.

         Initially, the Trustee will act as Paying Agent and Registrar. United States Trust Company of New York is also acting as Warrant Agent under the Warrant Agreement and as Agent under the Pledge Agreement. The Company may change the Paying Agent and Registrar by notifying the Trustee. The Company may also change the Warrant Agent and the Agent by notice.

SECURITY

         Pursuant to the terms of the Guarantee, the payment of the Company's obligations under the Notes and the performance of the Company's obligations under the Indenture are guaranteed by Waxman USA. Separate Financial Statements of Waxman USA are not included herein, as the aggregate assets and earnings of Waxman USA are substantially equivalent to the assets and earnings of the Company. Pursuant to the terms of the Pledge Agreement, as amended on May 20, 1994 (the "Pledge Agreement"), the Notes (and the Guarantee) are secured by the Company's pledge of all of its right, title and interest in and to all of the capital stock of Barnett, Consumer Products and WOC now or hereafter owned by the Company. All presently outstanding capital stock of Barnett, Consumer Products and WOC is currently being held by United States Trust Company of New York (the "Agent") pursuant to the Pledge Agreement. The Pledge Agreement provides that upon the occurrence of an Event of Default that is not cured within the applicable time period, the Agent shall have the rights and remedies of a secured party under the Uniform Commercial Code and shall have full power and authority to sell or otherwise dispose of the Pledged Stock and, after giving written notice of such Event of Default to the Company, vote the Pledged Stock in accordance with the instructions of the Security Holders. In addition, the Pledge Agreement provides that (i) if there exists no Event of Default, the Company shall be entitled to exercise all voting rights and power; (ii) upon the dissolution, winding up, liquidation or reorganization of Barnett, Consumer Products and WOC, any sum to be paid or any property to be distributed with respect to the Pledged Stock shall be paid to the Agent; and (iii) if there shall exist an Event of Default, the Agent shall be entitled to receive and retain any and all dividends declared upon any of the Pledged Stock. As required by the Indenture, the Company has provided the Trustee with a certificate of an independent appraiser that, in such appraiser's opinion, the fair value to the Company, as of June 11, 1992, of the Pledged Stock (which at the time consisted of only the capital stock of Barnett) was $70 million. However, there can be no assurance that the value of the Pledged Stock, or the net proceeds of any sale or other disposition of the Pledged Stock (after deducting all reasonable costs and expenses of collection, custody, sale or other disposition), will be sufficient to satisfy the outstanding principal and accrued interest on the Notes upon the occurrence of an Event of Default. In the event of such a shortfall in net proceeds, the Holders of the Notes will be unsecured creditors of the Company with respect to amounts under the Notes which remain unpaid.

CERTAIN DEFINITIONS

         "Change in Control" means the acquisition by any person or two or more persons acting together as a partnership, limited partnership, syndicate or other group for such acquisition purposes (other than the Waxman Family Group) of the power to direct or cause the direction of the management and policies of the Company (or of the properties and assets substantially as an entirety of the Company), directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

         "Company Borrowing Base" means, as of any date, an amount equal to (i) 85% of the face amount of all accounts receivable owned by the Company or its domestic Subsidiaries (other than Barnett), as of such date that are not more than 90 days past due plus (ii) 50% of the book value (calculated on a FIFO basis) of all inventory owned by the Company or its domestic Subsidiaries (other than Barnett) as of such date, all calculated on a consolidated basis and in accordance with GAAP.

         "Consolidated Net Income" for any period means the aggregate of the net income (or loss) of the Company and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP applied on a consistent basis; provided, however, that (a) the net income of any person in which the Company or any of its Subsidiaries has a joint interest with a third party (which interest does not constitute a majority interest in such person) shall be included only to the extent of the amount of dividends or distributions paid to the Company or any Subsidiary; (b) the net income of any Subsidiary of the Company that is subject to any restriction or limitation on the declaration or payment of dividends or other distributions shall be excluded to the extent of such restriction or limitation; (c) the net income (or loss) of any person acquired in a pooling of interests transaction for any fiscal period ending prior to the date of such acquisition shall be excluded; (d) if the aggregate of all sales or other dispositions of capital assets other than in the ordinary course of business by the Company and any of its Subsidiaries during the period results in a net gain, such net gain shall be excluded and if such aggregate amount results in a net loss, such net loss shall be deducted; (e) the net gain or net loss resulting from any change in accounting shall be excluded; and (f) any extraordinary items shall be excluded.

         "Consolidated Operating Cash Flow" means Consolidated Net Income before interest, taxes, depreciation and amortization of intangibles.

         "Consolidated Operating Cash Flow Coverage Ratio" means, for any period and with respect to any Person, the ratio of (i) Consolidated Operating Cash Flow to (ii) net interest expense and preferred stock dividend expense, if any, of the Company and its Subsidiaries for such period, in each case on a consolidated basis, determined in accordance with GAAP. Notwithstanding the foregoing, the calculation of the Company's Consolidated Operating Cash Flow Coverage Ratio for all purposes of the Indenture (including for purposes of Sections 5.10(b) and 5.12) shall exclude (i) the effect of any item of income, gain, loss or charge or any other effect of or related to Ideal Holding Group, Inc., a wholly owned subsidiary of the Company, and any subsidiary thereof (the "Ideal Group") on the Company's Consolidated Operating Cash Flow, consolidated net interest expense and consolidated preferred stock dividend expense and (ii) from consolidated net interest expense any charges relating to non-cash interest on the 12 3/4% Senior Secured Deferred Coupon Notes of the Company Due 2004 offered pursuant to the Company's Offer to Exchange and Consent Solicitation dated April 21, 1994 (the "Offer to Exchange") and/or amortization of the warrants to purchase common stock of the Company offered pursuant to the Offer to Exchange from and after June 30, 1994.

         "Consolidated Operating Income" means Consolidated Net Income before interest, taxes and amortization of intangibles.

         "Consolidated Tangible Assets" means the total amount of consolidated assets of the Company (less applicable reserves and other properly deductible items) after deducting therefrom (i) goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and other like intangibles; and (ii) investments of the Company (that are not Qualified Investments) in excess of 10% of Consolidated Tangible Assets (computed before reducing Consolidated Tangible Assets by such excess non-Qualified Investments).

         "Consolidated Tangible Net Worth" means the Consolidated Tangible Assets of the Company less the consolidated total liabilities of the Company.

         "Corporate Restructuring" means (i) the formation by the Company of (a) Waxman USA, as a holding company for the subsidiaries that comprise and support the Company's domestic operations, (b) Consumer Products, a wholly owned subsidiary of Waxman USA, to own and operate the Company's Consumer Products Group Division (the "Consumer Products Division"), and (c) WOC, a wholly owned subsidiary of Waxman USA, to own and operate the Company's domestic operations, other than those of Barnett and Consumer Products, (ii) the contribution of the capital stock of Barnett from the Company to Waxman USA, (iii) the contribution of the assets and liabilities of the Consumer Products Division from the Company to Consumer Products, (iv) the contribution of the assets and liabilities of the Company's Madison Equipment Division from the Company to WOC, (v) the contribution of the assets and liabilities of the Company's Medal Distributing Division from the Company to WOC, (vi) the merger of U.S. Lock Corporation ("U.S. Lock") and LeRan Copper & Brass, Inc. ("LeRan"), each a wholly owned subsidiary of the Company, into WOC, (vii) the contribution of the capital stock of TWI, International, Inc. ("TWI") from the Company to Waxman USA and (viii) the contribution of the capital stock of Western American Manufacturing, Inc. ("WAMI") from the Company to TWI.

         "Guarantee" shall mean the Guarantee dated as of May 20, 1994, whereby Waxman USA is guaranteeing the payment of the Company's obligations under the Notes and the performance of the Company's obligations under this Indenture.

         "Indebtedness" means, with respect to any person, (i) any liability, contingent or otherwise, of such person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (B) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, (C) for any letter of credit or performance bond in favor of such person, or (D) for the payment of money relating to a Capitalized Lease Obligation; (ii) any liability of others of the kind described in the preceding clause (i), which the person has guaranteed, directly or indirectly, or which is otherwise its legal liability; (iii) any obligation secured by a Lien to which the property or assets of such person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such person's legal liability; (iv) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii) or (iii); and (v) any unfunded pension liabilities reflected or required to be reflected on such person's balance sheet.

         "Material Acquisition" means any merger, consolidation, acquisition or lease of assets, acquisition of securities or other business combination or acquisition, or any two of such transactions that are part of a common plan to acquire a business or group of related businesses in each case, if the assets and/or securities thus acquired in the aggregate would constitute a significant subsidiary, as defined under Regulation S-X of the Securities Act.

         "Net Worth" of any person as of any date shall mean the stockholders' equity of such person and its consolidated subsidiaries determined as of the end of the immediately preceding fiscal quarter, excluding, in the case of the Company (i) cumulative currency translation adjustments as of the date of determination, (ii) the effect of any item of income, gain, loss or charge or any other effect of or related to the Ideal Group and (iii) charges relating to non-cash interest on the 12 3/4% Senior Secured Deferred Coupon Notes Due 2004 of the Company offered pursuant to the Offer to Exchange and/or amortization of the warrants to purchase common stock of the Company offered pursuant to the Offer to Exchange from and after June 30, 1994, each determined in accordance with GAAP.

         "Qualified Investments" means (a) Investments by the Company or any Subsidiary in (i) commercial paper rated P-1 or A-1, certificates of deposit of banks with capital and surplus aggregating at least $100,000,000 and having P-1 or A-1 commercial paper ratings, and direct obligations of the United States Government or agencies thereof having a maturity of less than one year; (ii) loans or advances in the usual or ordinary course of business other than to Subsidiaries or Affiliates (except as required by the Company's cash management policies in the usual and ordinary course of business or as permitted by (iv) or
(v) below); (iii) the Company's existing Investments and renewals thereof, so long as principal amounts are not increased, weighted average life is not decreased, nor priority ranking increased; (iv) equity Investments by the Company in or loans or advances by the Company to a Subsidiary (other than Ideal or Belanger), so long as such loans and advances do not exceed $5,000,000 in the aggregate; and (v) loans or advances by the Company to or equity Investments by the Company in Ideal or Belanger, so long as such loans, advances and Investments do not exceed $10,000,000 in the aggregate but in any event not in excess of Cdn. $450,000 in the aggregate following May 20, 1994; and (b) purchases and acquisitions of plant, property and equipment that is a part of, or is used in connection with the ordinary course of business of the Company.

         "Senior Indebtedness" means (i) the Notes and all Indebtedness and other monetary obligations under the Notes, (ii) Indebtedness or amounts owed to banks and other financial institutions and (iii) any Indebtedness permitted by the Indenture which is not Subordinated Indebtedness.

         "Subordinated Indebtedness" means the principal of and interest on any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed) which, pursuant to the terms of the instrument creating or evidencing the same, is subordinated in right of payment to the Notes.

         "Waxman Family Group" means Melvin Waxman, Armond Waxman, Judy Robins, Louise Brody, Eva Waxman and each of their respective spouses, children and other members of their immediate family (including grandchildren), and any trust of which any of them are the beneficiaries or over which they exercise voting control.

OPTIONAL REDEMPTION

         The Fixed Rate Notes may be redeemed at any time prior to maturity at the option of the Company in whole or in part, upon 45 days' notice mailed to the Noteholders' registered address at the following prices (expressed as a percentage of the principal amount), if redeemed during the twelve months commencing September 1 of the year indicated below, in each case together with interest accrued to the redemption date:


                 YEAR                              PERCENTAGE
                 ----                              ----------
                 1993                              107.35%
                 1994                              104.90
                 1995                              102.45
                 1996 and thereafter               100.00

         The Floating Rate Notes may be redeemed in whole or in part, on any Interest Payment Date at a redemption price equal to 103% of the principal amount thereof, if redeemed prior to September 1, 1996 or 100% of the principal thereof, if redeemed on or after September 1, 1996 plus interest accrued to the redemption date. A Notice of Redemption is to be mailed at least 15 days but not more than 60 days before the redemption date to each Noteholder at its registered address.

         If less than all of the Notes are called for redemption, the Trustee shall select the Notes to be redeemed by such method as the Trustee considers fair and appropriate.

MANDATORY REDEMPTION

         The Indenture requires the Company to redeem Fixed Rate Notes in the aggregate principal amount of $14,450,000, and Floating Rate Notes in the aggregate principal amount of $2,550,000, annually on each of September 1, 1996 and September 1, 1997 (at a redemption price of 100% of their principal amount plus accrued interest to the redemption date), calculated to retire 68% of the issue prior to maturity. A Notice of Redemption is to be mailed at least 15 days but not more than 60 days before the redemption date to each Noteholder at its registered address. The Company may, at its option, receive credit against mandatory redemption payments for the principal amount of the Notes that the Company has previously redeemed pursuant to the optional redemption provisions described above.

         The Indenture further provides that the Company will make Special Mandatory Redemption Offers upon the occurrence of the following specified events:

         (a) Maintenance of Net Worth. In the event that the Company's Net Worth at the end of any two (2) consecutive fiscal quarters declines below the Minimum Net Worth, the Company shall, on the last day of the second following fiscal quarter, make an offer in accordance with Section 4.04 hereof (a "Special Mandatory Redemption Offer"), to the Holders to redeem, regardless of whether on such day the Company's Net Worth is above or below the Minimum Net Worth, (A) $5,000,000 aggregate principal amount of the Securities, or (B) such lower amount still outstanding, at a Redemption Price of 102% of the principal amount thereof plus accrued and unpaid interest to the Special Mandatory Redemption Date, and shall continue to make like Special Mandatory Redemption Offers semiannually thereafter until such time as all outstanding Securities have been redeemed; provided, however, that if the Company's Net Worth is equal to or above the Minimum Net Worth as at the last day of any fiscal quarter subsequent to the end of such two
         (2) fiscal quarters, the Company's obligation to make Special Mandatory Redemption Offers on dates after such quarter end shall terminate; and provided, further, that if the Company's

         Net Worth shall thereafter be less than the Minimum Net Worth as at the last day of any two (2) consecutive subsequent fiscal quarters, the Company's semiannual Special Mandatory Redemption Offers shall again commence on the last day of the second following fiscal quarter. For the purposes of this section, "Minimum Net Worth" shall equal the Company's Net Worth at June 30, 1994 minus $5,000,000. In each case, the Minimum Net Worth required to be maintained by the Company will be calculated by reducing such number by (i) any extraordinary charges attributable to the repayment of Indebtedness subsequent to June 30, 1993 (ii), any loss incurred subsequent to June 30, 1993 in connection with the sale by the Company of any Capital Stock of any Subsidiary or any sale of substantially all of the assets of any Subsidiary or division of the Company and (iii) any costs, including consent fees, incurred in connection with the consent solicitation described in the Company's Consent Solicitation Statement dated November 3, 1993, as supplemented from time to time, relating to the Senior Subordinated Notes, and the related and concurrent solicitation of consents from Holders of the Securities. The Company's obligation to make any Special Mandatory Redemption Offer pursuant to this section shall be in addition to, and not in lieu of, any obligation to make a Special Mandatory Redemption Offer as a result of the events described in paragraphs (b) and (c) below.

         (b) Disposition of Assets and Subsidiary Stock. The Company will not, and will not permit any Subsidiary to, sell, lease, transfer, or otherwise dispose of any part of its properties or assets, other than the sale, lease, transfer or other disposition of inventory or equipment in the ordinary course of business and excluding transactions between Subsidiaries or between the Company and Subsidiaries permitted under certain sections of the Indenture, nor will the Company sell or allow to be sold any Capital Stock of any Subsidiary:

         (i) unless (A) the consideration received is equal to or greater than the fair market value of the assets or Capital Stock sold, (B) at least 85% of the consideration is in cash or cash equivalents, (C) (1) the Company uses the full amount of the Net Proceeds from any such sale, lease, transfer or disposition up to an aggregate of $75,000,000 to make a Special Mandatory Redemption Offer to redeem an equal principal amount of the Notes at a Redemption Price of 102% of the principal amount thereof plus accrued and unpaid interest to the Special Mandatory Redemption Date or (2) the Company reinvests such Net Proceeds within 12 months in the Company's consolidated business, other than in the manufacture or distribution of product lines (x) which are not similar or complementary to product lines presently manufactured or distributed by the Company or its Subsidiaries and (y) which would not be distributed or marketed to the same types of customers as presently served by the Company or its Subsidiaries; and (D) the Company uses the full amount of total aggregate Net Proceeds from such sale, lease, transfer or disposition in excess of an aggregate of $75,000,000 to make a Special Mandatory Redemption Offer to redeem an equal principal amount of the Notes at a Redemption Price of 102% of the principal amount thereof plus accrued and unpaid interest to the Special Mandatory Redemption Date; provided, that the Company shall use Net Proceeds from any such sale, lease, transfer or disposition to which the provisions of paragraph (c) below apply (a "Barnett Transaction") only in accordance with such paragraph (c).

         (ii) if the Net Proceeds from any such sale, lease, transfer or other disposition, together with the sum of all Net Proceeds from similar transactions completed during the four full fiscal quarters ending immediately prior to such transaction, are greater than 15% of the Company's Consolidated Tangible Assets as of the end of the most recent fiscal quarter, or if the operating income for the four full fiscal quarters attributable to such assets or Capital Stock is greater than 15% of the Company's Consolidated Operating Income for the four full fiscal quarters ending immediately prior to such transaction, and, in either case, the Company does not make a Special Mandatory Redemption Offer to redeem an equal amount of the Notes at a Redemption Price of 102% of the principal amount thereof plus accrued and unpaid interest to the Special Mandatory Redemption Date. The Company may use Net Proceeds from transactions to which this paragraph applies to redeem Subordinated Indebtedness to the extent such Net Proceeds are not used to redeem Notes pursuant to clauses (i) and (ii) after a Special Mandatory Redemption Offer has been made by the Company and not accepted by Security Holders.

         Notwithstanding the foregoing, the Company and its Subsidiaries may (a) sell, lease, transfer or otherwise dispose of assets or Capital Stock of Subsidiaries in a transaction outside the ordinary course of business (other than a Barnett Transaction), provided that (i) the consideration received is equal to or greater than the fair market value of the assets or Capital Stock sold, (ii) at least 85% of the consideration is in cash or cash equivalents and
(iii) the Net Proceeds from all such transactions, after giving effect to the contemplated transaction, completed during the 12 months prior to such transaction do not exceed $3,000,000 in the aggregate and (b) effect the Corporate Restructuring without being required to make a Special Mandatory Offer.

         (c) Sale of Company's Interest in Barnett. In the event of a sale by Barnett of shares of its Capital Stock, such that after such sale the Company owns less than 50% of the outstanding Capital Stock of Barnett, counting as exercised or converted all warrants, options and convertible securities held by persons other than the Company, the Company shall make a Special Mandatory Redemption Offer to redeem 100% of the Notes at a Redemption Price of 102% of the principal amount thereof plus accrued and unpaid interest to the Special Mandatory Redemption Date. In the event of a sale by Barnett of shares of its Capital Stock whereby the Company maintains a 50% or greater interest in Barnett:

         (i) and the valuation of Barnett immediately prior to the consummation of the sale is greater than or equal to $70,000,000, as determined by the transaction price, then Barnett may use the Net Proceeds from the offering for any purpose permitted under the Indenture except for Investments in the manufacture or distribution of product lines (x) which are not similar or complementary to produce lines presently manufactured or distributed by the Company or its Subsidiaries and (y) which would not be distributed or marketed to the same types of customers as presently served by the Company or its Subsidiaries, with no obligation to offer to redeem the Notes; or

         (ii) and the valuation of Barnett immediately prior to the consummation of the sale is less than $70,000,000, as determined by the transaction price, then the Company must make a Special Mandatory Redemption Offer to redeem, at a Redemption Price of 102% of the principal amount thereof plus accrued and unpaid interest to the Special Mandatory Redemption Date, the amount of Notes necessary to reduce the ratio of the outstanding principal amount of the Notes to the value of the Company's remaining interest in Barnett to 1:1.4, as determined by the transaction price;

provided, however, that if Barnett distributes, dividends, loans, advances or otherwise transfers to the Company or any Subsidiaries or Affiliates of the Company (other than Barnett or any Subsidiary of Barnett) any Net Proceeds from such sale of Capital Stock of Barnett, the Company shall use such Net Proceeds in accordance with the provisions of paragraph (b) above, as if it received such Net Proceeds from a transaction to which the provisions of paragraph (b) above apply.

         In the event of a sale by the Company of 50% or more of the Company's shares of Capital Stock of Barnett, the Company shall make a Special Mandatory Redemption Offer to redeem 100% of the Notes at a Redemption Price of 102% of the principal amount thereof plus accrued and unpaid interest to the Special Mandatory Redemption Date.

         In the event of a sale by the Company of less than 50% of the Company's shares of Capital Stock of Barnett, the Company shall make a Special Mandatory Redemption Offer to redeem, at a Redemption Price of 102% of the principal amount thereof plus accrued and unpaid interest to the Special Mandatory Redemption Date, the amount of Notes necessary to reduce the ratio of the outstanding principal amount of Notes to the value of the Company's remaining shares of Capital Stock of Barnett to 1:1.4, as determined by the transaction price.

SPECIAL PAYMENT

         The Indenture provides that unless on or prior to December 31, 1994, the Company shall have satisfied and discharged its obligations under the Indenture, then on December 31, 1994, the Company shall irrevocably deposit with the Trustee for the ratable benefit of the holders of the Notes an amount in cash equal to 1.0% of the aggregate principal amount of Notes outstanding on such date

REPURCHASE AT OPTION OF NOTEHOLDER

         In the event of a Change in Control, holders of the Notes will have the right to require the Company to repurchase such holders' Notes at a price of 102% of the principal amount thereof plus accrued interest, if any, to the date of purchase. Upon the occurrence of such event, the Company will make an offer to repurchase all of the Notes, which offer will comply with all applicable tender offer rules, including, but not limited to, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder.

         This provision of the Indenture is intended to protect the holders of the Notes against a diminution in the value of the Notes in the event of certain extraordinary corporate transactions such as a recapitalization, leveraged buyout or similar transaction. In the event of such a transaction which constitutes a Change in Control, holders will have the option of continuing to hold the Notes or liquidating their investment by requiring the Company to repurchase the Notes. However, the provision will have no effect in the event of an extraordinary transaction which results in the Waxman Family Group retaining control of the Company and thus does not constitute a Change in Control.

RANKING

         The Notes are pari passu in right of payment with all Senior Indebtedness and senior in right of payment to all Subordinated Indebtedness. The Fixed Rate Notes and Floating Rate Notes are equal inter sese in right of payment. The Indenture contains certain restrictions on the ability of the Company and its Subsidiaries to incur additional Indebtedness, including Senior Indebtedness. See "Certain Covenants - Limitation on Incurrence of Indebtedness by the Company" and "- Limitation on Indebtedness and Convertible Preferred Stock of Subsidiaries."

         A significant portion of the Company's operations is conducted through Subsidiaries. The rights of the Company and its creditors, including the holders of the Notes, to participate in the assets of any Subsidiary upon any liquidation or reorganization of such Subsidiary or otherwise will be subject to the prior claims of creditors of such Subsidiary, except to the extent that the Company may itself be a creditor with recognized claims against the Subsidiary. The ability of the Company to pay principal and interest on the Notes may be dependent upon the payment to it of dividends, interest or other charges by the Subsidiaries.

CERTAIN COVENANTS

Limitation on Dividends, Acquisitions of Capital Stock and Investments in Subsidiaries

         The Indenture provides that the Company shall not, and shall not permit any Subsidiary to, directly or indirectly, (i) declare or pay any dividends on or make any distributions, in cash or otherwise, in respect of its Capital Stock to holders of Capital Stock of the Company or, except for payment to the Company, to holders of Capital Stock of any Subsidiary of the Company, or (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Subsidiary (other than Qualified Investments), or (iii) make any payments or contributions to, guaranties of any Indebtedness of or Investments in, any Subsidiary or any Affiliate of the Company or of any Subsidiary (other than Qualified Investments) or (iv) make any other Investments other than Qualified Investments (any such transaction described in (i), (ii), (iii) or (iv) being hereinafter referred to as a "Restricted Payment") if, at the time of such Restricted Payment, or after giving effect thereto: (A) an Event of Default shall have occurred and be continuing; or (B) the aggregate amount expended subsequent to the date of the original issuance of the Notes for all such Restricted Payments (the amount of any Restricted Payment, if other than cash, to be the fair market value of such payment) exceeds the sum of (x) the sum of (i) 50% of the Company's cumulative Consolidated Net Income earned subsequent to June 30, 1991 in any fiscal quarter at the end of which the ratio of the Company's Total Consolidated Indebtedness to Net Worth is equal to or greater than 2.0 to 1 and (ii) 30% of the Company's cumulative Consolidated Net Income earned subsequent to June 30, 1991 in any fiscal quarter at the end of which the Company's Total Consolidated Indebtedness to Net Worth is less than
2.0 to 1; (y) the Net Proceeds of the issuance or sale after the initial issuance of the Notes of Capital Stock of the Company, net of amounts used for the redemption of Notes; and (z) the net cash proceeds of the issuance or sale after the initial issuance of the Notes of any Indebtedness of the Company which has been converted pursuant to its terms into shares of Capital Stock of the Company; provided, however, that clause (B) shall not prevent (I) the payment of any dividend within 90 days after the date of declaration thereof if, at the date of declaration and, after giving effect to any such dividend payments, the Company is in compliance with the provisions of this section, (II) the retirement of any shares of the Company's Capital Stock by exchange for or out of the proceeds of a substantially concurrent sale (other than to a Subsidiary) of other shares of the Company's Capital Stock, (III) the payment of any dividend or distribution payable in Capital Stock of the Company, or (IV) the payment of cash dividends on the Company's Common Stock and Class B Common Stock with respect to each of the four fiscal quarters subsequent to the original issuance of the Notes at a rate per share not in excess of $0.12 per annum (as adjusted for stock splits, dividends, subdivisions or combinations); and provided, further, however, that the Company may not pay dividends on the Company's Common Stock and Class B Common Stock with respect to any fiscal quarter at a rate per share in excess of $0.12 per annum (as adjusted for stock splits, dividends, subdivisions or combinations) unless the ratio of the Company's Total Consolidated Indebtedness to Net Worth at the end of such fiscal quarter is less than 2.0 to 1, after giving effect to the Restricted Payment as if it had occurred in such fiscal quarter. The Indenture provides that the Company will not, and will not permit any Subsidiary to, directly or indirectly, make or acquire any Investment, or purchase or otherwise acquire any plant, property or equipment, other than Qualified Investments, except as permitted by this covenant.

         Notwithstanding the foregoing, the Indenture shall not prohibit the Company from permitting (i) Barnett, Consumer Products and WOC (collectively, the "Operating Companies") to declare or pay dividends on or make distributions, in cash or otherwise, in each case without duplication, to Waxman USA and Waxman USA to declare or pay dividends on or make distributions, in cash or otherwise, in amounts required by the Company to pay, and the Company may pay, interest on the Notes and on the Company's 13 3/4% Senior Subordinated Notes dues June 1, 1999, (ii) Waxman USA, Barnett, Consumer Products, WOC, TWI and WAMI to make cash payments to the Company pursuant to (x) that certain Intercorporate Agreement dated as of the date hereof among the Company, Waxman USA, Consumer Products, Barnett and WOC (the "Intercorporate Agreement") and, (y) so long as such Subsidiary of the Company is included in the

Company's consolidated federal income tax return, that certain Tax Sharing Agreement dated as of the date hereof among the Company, Waxman USA, Consumer Products, Barnett, WOC, TWI and WAMI (the "Tax Sharing Agreement), and (iii) Waxman USA to guarantee the obligations of the Company under the Notes and this Indenture pursuant to the Guarantee. Any amounts expended pursuant to the preceding sentence shall not be Restricted Payments for purposes of this Indenture.

Limitation on Incurrence of Indebtedness by the Company

         The Indenture provides that the Company will not create, incur, guarantee or assume any Indebtedness, in addition to Indebtedness evidenced by the Notes, except for:

         (a) Indebtedness of the Company pursuant to the 12 3/4% Senior Secured Deferred Coupon Notes Due 2004 offered pursuant to the Offer to Exchange and additional Indebtedness in an amount up to $5,000,000, the proceeds of which are applied for working capital purposes, provided that no such working capital Indebtedness may be incurred if, after giving effect thereto, the total Indebtedness incurred and outstanding under this subsection would exceed the Company Borrowing Base; and provided, further, that no such Indebtedness may be created, incurred, assumed or suffered to exist if all or any portion of the proceeds therefrom are (or are to be) applied in connection with the manufacture or distribution of, or entry into any line of business (through merger, consolidation, acquisition, purchase of all or substantially all of the assets of any person or business or otherwise) relating to, product lines (i) which are not similar or complementary to product lines presently manufactured or distributed by the Company or its Subsidiaries and (ii) which would not be distributed or marketed to the same types of customers as presently served by the Company or its Subsidiaries;

         (b) other Indebtedness if, after giving effect thereto and the application of the proceeds thereof, the Company's Consolidated Operating Cash Flow Ratio is greater than and the ratio of the Company's Total Consolidated Indebtedness to Total Capitalization is less than, the following:


                      FOR THE                                                       TOTAL CONSOLIDATED
                 FISCAL YEAR ENDING             CONSOLIDATED OPERATING                INDEBTEDNESS TO
                      JUNE 30,                     CASH FLOW RATIO                 TOTAL CAPITALIZATION
                      --------                     ---------------                 --------------------
                        1994                           1.8 to 1                             79%
                        1995                           1.9 to 1                             77%
                    Thereafter                         2.0 to 1                             75%

         Notwithstanding anything to the contrary contained in paragraphs (a) or
         (b) above, the Company (excluding Subsidiaries) may not have outstanding Senior Indebtedness in an aggregate amount in excess of $100,000,000 at any one time.

                 (c) Indebtedness incurred solely for the purpose of renewing, extending or refunding Indebtedness that was incurred in compliance with the provisions of paragraph (a) or (b) of this covenant or was existing as of the date of the initial issuance of the Notes; provided that the principal amount of any Indebtedness incurred pursuant to this paragraph (c) shall not exceed the principal amount, and the weighted average life of any Indebtedness incurred pursuant to this paragraph
         (c) shall not be less than the weighted average life, of the Indebtedness being renewed, extended or refunded, and if the Indebtedness to be renewed, extended or refunded was incurred pursuant to paragraph (b) above, the priority of payment of the Indebtedness pursuant to this paragraph (c) relative to the Notes is the same as or subordinate to that of the Indebtedness being renewed, extended or refunded.

Limitation on Indebtedness and Preferred Stock of Subsidiaries

         The Indenture provides that:

                 (a) The Company shall not permit any Subsidiary to issue any preferred stock or to create, incur, guarantee or assume Indebtedness except for the following: (i) Indebtedness owed to the Company; (ii) Subsidiary Indebtedness existing at the date of the initial issuance of the Notes; (iii) Indebtedness that is non-recourse to the Company outstanding at the time a Subsidiary becomes a Subsidiary; (iv) Indebtedness of the Operating Companies in an amount up to $70,000,000, the proceeds of which are used for general corporate purposes (the "Permitted Operating Companies Indebtedness"); (v) Indebtedness of Waxman USA incurred to refinance Indebtedness of the Company and any fees, expenses and premiums incurred in connection with such refinancing (the "Permitted Waxman USA Indebtedness"); (vi) Indebtedness of Waxman USA incurred pursuant to the Guarantee; and
         (vii)
         extensions, renewals and refundings of (ii), (iii), (iv), (v) and (vi), so long as principal amounts are not increased, and, in the case of clauses (ii) and (iii) above, the weighted average life of any such Indebtedness is not decreased and the extended, renewed or refunded Indebtedness does not have a more senior priority ranking."

                 (b) Notwithstanding anything to the contrary in this covenant, the Company may permit Ideal or Belanger to create, incur, guarantee or assume any Indebtedness, in an amount up to Canadian $35,000,000 if, after giving effect thereto and the application of the proceeds thereof, the Company's Consolidated Operating Cash Flow Ratio is greater than and the ratio of the Ideal's Total Consolidated Indebtedness to Total Capitalization is less than the following:


                      FOR THE                                                       TOTAL CONSOLIDATED
                 FISCAL YEAR ENDING             CONSOLIDATED OPERATING                INDEBTEDNESS TO
                      JUNE 30,                     CASH FLOW RATIO                 TOTAL CAPITALIZATION
                      --------                     ---------------                 --------------------
                        1994                           1.7 to 1                             81%
                        1995                           1.8 to 1                             79%
                    Thereafter                         1.9 to 1                             77%

         provided, however, that in no event may the aggregate outstanding amount of Indebtedness of Ideal and Belanger exceed Canadian $95,000,000.

Maintenance of Consolidated Operating Cash Flow Coverage Ratio

         The Indenture provides that the Company's Consolidated Operating Cash Flow Coverage Ratio for (i) the full fiscal quarter ending on September 30, 1993, (ii) the two full consecutive fiscal quarters ending on December 31, 1993,
(iii) the three full consecutive fiscal quarters ending on March 31, 1994 and
(iv) the four full consecutive fiscal quarters ending on June 30, 1994 or on the last day of any fiscal quarter thereafter shall not be less than 1.1 to 1.

Limitation on Subsidiary Payment Restrictions

         The Indenture provides that the Company will not, and will not permit any Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance on the ability of any Subsidiary (a) to pay dividends or make any other distributions on such Subsidiary's Capital Stock to, or pay any Indebtedness owing to, or repurchase or redeem any of such Subsidiary's Capital Stock from, the Company or any other Subsidiary, (b) to make any loans or advances to the Company or any other Subsidiary, or (c) to transfer any of its property or assets to the Company or any other Subsidiary, except for (i) the restrictions contained herein and in the Ideal Credit Agreement, (ii) the restrictions contained in any agreement or instrument relating to Indebtedness incurred by Ideal in accordance with Section 5.11(b) or Indebtedness in existence on the date of the initial issuance of the Notes, provided that the terms and conditions of such agreement or instrument relating to the limitations referred to in (a), (b) and (c) above are no more restrictive on any Subsidiary than the terms and conditions of the Ideal Credit Agreement, and (iii) restrictions, agreed to by Waxman USA or the Operating Companies, in any agreement or instrument relating to Permitted Waxman USA Indebtedness and Permitted Operating Companies Indebtedness, respectively; provided, however, that such restrictions do not materially impair the ability of Waxman USA or the Operating Companies to declare and pay dividends or make distributions of up to 100% of their respective net income to permit the Company to meet its debt service obligations on the Securities in the absence of a default under any such agreement or instrument and provided, further, that such restrictions do not materially impair the ability of Waxman USA or the Operating Companies to make cash payments to the Company, in addition to such dividends and distributions, in the absence of a default under any such agreement or instrument, pursuant to (i) the Intercorporate Agreement and, (ii) so long as such Subsidiary is included in the Company's consolidated federal income tax returns, the Tax Sharing Agreement.

Subordinated Debt Repurchases

         The Indenture provides that the Company may not purchase, redeem or otherwise acquire or retire (other than pursuant to mandatory redemptions or at maturity) any Subordinated Indebtedness if the total of such purchases exceeds the sum of (i) the sum of (x) 75% of the sum of Consolidated Net Income plus increases in deferred taxes and less decreases in deferred taxes, plus depreciation and amortization of intangibles, less capital expenditures, less
(y) 100% of the sum of cash dividends or distributions on the Company's Capital Stock, amounts paid to make Mandatory Redemptions of the Notes, repurchases of Capital Stock or any investments (other than Qualified Investments), in each case subsequent to June 30, 1991; (ii) the net proceeds of the issuance or sale after the initial issuance of the Notes of Capital Stock or Subordinated Indebtedness of the Company, net of any amounts used for the repurchase of Notes; (iii) the net proceeds of the issuance or sale after the date of the initial issuance of the Notes of any Indebtedness of the Company which has been converted into shares of Capital Stock of the Company; and (iv) $3,000,000.

         Notwithstanding the foregoing, the Company may purchase, redeem or otherwise acquire or retire any Subordinated Debt using Net Proceeds from sales of the Company's assets not used to redeem the Notes after a Special Mandatory Redemption Offer has been made to the Security Holders. Notwithstanding anything to the contrary herein, the provisions of this section shall not be violated by the purchase, redemption or other acquisition or retirement by the Company of any or all of its (i) outstanding 13 3/4% Senior Subordinated Notes due June 1, 1999 pursuant to the Offer to Exchange and (ii) outstanding 9 1/2% Convertible Subordinated Debentures due March 15, 2007.

Restriction on Liens

         The Indenture provides that so long as any of the Notes shall be outstanding, the Company will not create, grant or suffer to exist, directly or indirectly, a Lien upon any property of any character owned by the Company or any Subsidiary, whether now owned or hereafter acquired, except (i) Liens existing at the date of the initial issuance of the Securities, Liens granted by the Operating Companies on their respective assets to secure Permitted Operating Companies Indebtedness, Liens granted by Waxman USA on the Capital Stock of its Subsidiaries to secure the Guarantee and/or Permitted Waxman USA Indebtedness and Liens granted by the Company on the Capital Stock of its Subsidiaries (other than the Ideal Group) to secure its 12 3/4% Senior Secured Deferred Coupon Notes Due 2004 offered pursuant to the Offer to Exchange; (ii) Liens to secure Indebtedness permitted under the Indenture, provided that the aggregate amount of all assets subject to such liens at any time does not exceed 15% of Consolidated Tangible Assets; (iii) renewal of Liens permitted under (i) and
(ii); and (iv) Customary Permitted Liens.

Limitations on Material Acquisitions

         The Indenture provides that the Company will not, and will not permit any Subsidiary to, make a Material Acquisition unless (a) no Default or Event of Default exists at the time of or after giving effect to such Material Acquisition; (b) after giving effect to such Material Acquisition (on a pro forma basis, as if such Material Acquisition and any related financing transaction had occurred at the beginning of the four-quarter period immediately preceding such Material Acquisition), the Company would be permitted to incur $1.00 of additional Indebtedness pursuant to the Limitation on Incurrence of Indebtedness covenant discussed above; (c) the Company has a Consolidated Tangible Net Worth after giving effect to such Material Acquisition not less than the Company's Consolidated Tangible Net Worth prior to such Material Acquisition, as reduced by any goodwill acquired in or resulting from such Material Acquisition up to $10,000,000; and (d) the business or property which is the subject of such Material Acquisition is in a line of business relating to product lines (i) which are similar or complementary to product lines presently manufactured or distributed by the Company or its Subsidiaries and (ii) which would be distributed or marketed to the same types of customers as presently served by the Company or its Subsidiaries.

Mergers, Consolidations and Sales of Assets

         The Indenture provides that the Company may not consolidate with or merge with or into any other corporation, or permit any other entity to merge with or into the Company or any Subsidiary, or transfer or lease in a single transaction or through a series of transactions all or substantially all of its properties and assets as an entirety or substantially as an entirety to any person or group of affiliated persons, unless (1) either the Company shall be the continuing person, or the resulting or surviving person (if other than the Company) expressly assumes all the obligations of the Company under the Notes and the Indenture; (2) such person formed by such consolidation or surviving such merger or to which the properties and assets of the Company as an entirety or substantially as an entirety are transferred shall have a Consolidated Tangible Net Worth (immediately after and giving effect to such transaction), equal to or greater than that of the Company (immediately preceding such transaction); (3) immediately before and immediately after giving effect to such transaction, no Event of Default and no Default shall have occurred and be continuing; (4) the person formed by such consolidation or surviving such merger or to which the properties and assets of the Company as an entirety or substantially as an entirety are transferred (immediately after giving effect to such transaction) is able to incur additional Indebtedness of at least $1.00 under the Limitation on Incurrence of Indebtedness covenant discussed above; and
(5) certain other conditions are satisfied. Notwithstanding the foregoing, the Company and its Subsidiaries shall be permitted to effect the Corporate Restructuring.

DEFAULTS AND REMEDIES

         The Indenture provides that an Event of Default occurs if (i) the Company defaults in the payment of the principal of or premium, if any, on the Notes whether due upon maturity, redemption or otherwise; (ii) the Company defaults for 15 days in payment of interest on the Notes; (iii) the Company fails to comply with any of its other agreements in the Indenture, the Notes or certain related agreements for the period and after the notice specified below;
(iv) the Company or any Subsidiary defaults in (A) the payment of interest on other indebtedness or the performance of any other agreement, term or condition contained in any agreement under which other indebtedness is created or secured, if the effect of such default is to cause in excess of $5,000,000 in aggregate principal amount of such indebtedness to become due prior to its stated maturity or (B) the payment of principal of other indebtedness, if the effect of such default is to permit the holders of such indebtedness to cause in excess of $5,000,000 in aggregate principal amount of such indebtedness to become due prior to its stated maturity; (v) any executive officer of the Company fails, after such executive officer becomes aware that an Event of Default has occurred, to promptly notify the Security Holders of such Event of Default and provide a written statement to the Security Holders setting forth the details of the Event of Default and any action with respect thereto taken or contemplated to be taken by the Company; (vi) the security interest of the Security Holders is not perfected, enforceable or valid; (vii) the Company or any Material Subsidiary becomes insolvent, fails to pay its debts generally as they become due, commences a voluntary case under any applicable bankruptcy law, consents to a judgment in an involuntary case under any applicable bankruptcy law, consents to the appointment of a custodian of its property or makes a general assignment for the benefit of its creditors; (viii) a court enters a judgment in respect of the Company or any Material Subsidiary in an involuntary bankruptcy case and such judgment remains unstayed for a period of 60 consecutive days or any bankruptcy proceeding is commenced against the Company or any Material Subsidiary and is not dismissed within 30 days; (ix) final judgments involving aggregate uninsured liability exceeding $2,500,000 are rendered against the Company or any Subsidiary and remain undischarged for a period of 60 days; or
(x) the Trustee receives notice from the Company or holders of at least 25% in principal amount of the outstanding Notes of the occurrence of a material default under, or a material breach of, the agreements (other than the Indenture) relating to the issuance of the Notes. For purposes of this section, the terms "Subsidiary" and "Material Subsidiary" shall not include any members of the Ideal Group and in no event shall any event of default exist as a result of any action or inaction of or relating to any member of the Ideal Group or of the Company with respect to the Ideal Group or any member thereof.

         A default under clause (iii) above is not an Event of Default unless the Company does not cure the default within 30 days after it receives notice of the default from the Trustee or the holders of at least 25% in principal amount of the outstanding Notes, other than defaults under the provisions relating to Restricted Payments and the incurrence of Indebtedness, with respect to which the Company has ten days after notice to cure a default, and other than the failure by the Company to effect a Special Mandatory Redemption Offer or the repurchase offer required upon a Change of Control, either of which will constitute an Event of Default without notice or the passage of time.

         The Indenture provides that the Trustee shall, within 90 days after the occurrence of a Default which is continuing and which is known to the Trustee, give the holders of Notes notice of all uncured defaults known to it; provided that, except in the case of default in the payment of principal, premium, if any, or interest on the Notes, including payment upon mandatory redemption, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Security Holders.

         In case an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) shall have occurred and be continuing, the Trustee or the holders of at least 25% in principal amount of the Notes outstanding by notice in writing, may declare to be due and payable immediately the principal of, premium, if any, and accrued interest on the Notes. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, such amount with respect to all the Notes shall be due immediately and payable without any declaration or any act on the part of the Trustee or the holders of the Notes. Such declaration may be annulled and past defaults may be waived (except, unless theretofore cured, a default in payment of principal, premium, if any, or interest) by the holders of 66 2/3% in principal amount of the Notes outstanding upon conditions provided in the Indenture. Except to enforce the right to receive payment of principal or interest when due, no holder of a Note may institute any proceeding with respect to the Indenture or for any remedy thereunder unless such holder has previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in principal amount of the Notes outstanding have made a written request to the Trustee to institute proceedings in respect of such Event of Default, have offered the Trustee reasonable indemnity against loss, liability and expense to be thereby incurred and the Trustee has failed so to act for 60 days after receipt of the same and no inconsistent direction has been given to the Trustee from the holders of a majority in principal amount of the Notes outstanding during such 60 day period.

         The Indenture requires the Company to file annually with the Trustee a statement regarding compliance by the Company with certain covenants in the Indenture, specifying any defaults of which the signers may have knowledge.

AMENDMENT, SUPPLEMENT AND WAIVER

         Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least 66 2/3% in principal amount of the Notes outstanding, and any past default or non-compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes. Without the consent of Noteholders, the Company may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency or to evidence the succession of another corporation or to provide for uncertificated Notes in addition to or in place of certificated Notes or to make any change that does not adversely affect the rights of any Noteholder. However, without the consent of the holders of the Notes, the Company may not amend or supplement the Indenture or the Notes, nor shall a waiver be effective, to, among other things, extend the maturity, reduce the rate or extend the time of payment of interest, modify the terms or manner of payment of the principal, premium, if any, or interest on the Notes in any other way, change redemption provisions in a manner adverse to the holders or reduce the percentage of holders necessary to amend or supplement the Indenture.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

         The Company entered into a registration rights agreement with the initial purchases of the Notes, dated September 17, 1991 (the "Registration Rights Agreement") pursuant to which the Company agreed, for the benefit of the holders of the Notes, to use its best efforts to, and at its cost, (i) on or before December 16, 1991, file a registration statement (the "Shelf Registration Statement") with the Commission with respect to a registered shelf offering of the Notes, (ii) on or before March 16, 1992, cause the Shelf Registration Statement to be declared effective under the Securities Act and (iii) keep the Shelf Registration Statement continuously effective for a period (the "Target Effective Period") of at least 24 months.

         The Registration Rights Agreement provides that if the Shelf Registration Statement is not filed on or before December 16, 1991 or declared effective on or before March 16, 1992, the Company shall pay liquidated damages to each holder of "restricted" Notes in an amount equal to $.10 per $1,000 outstanding principal amount of such Notes per week for the first thirteen weeks immediately following such date. The weekly liquidated damages shall increase to an amount equal to $.15 per $1,000 outstanding principal amount of such Notes for the first week following each of such 13-week periods and for each week thereafter so long as the Shelf Registration is not filed or declared effective, as the case may be. If at any time within the Target Effective Period such Shelf Registration Statement shall no longer be effective (an "Ineffective Date"), the Company shall pay liquidated damages equal to $.05 per $1,000 outstanding principal amount of such Notes per week to each holder of such Notes beginning with the week including the Ineffective Date. The weekly liquidated damages shall increase by an amount equal to $.05 per $1,000 outstanding principal amount of such Notes on the last day of each 13-week period thereafter for so long as the Shelf Registration Statement is not declared effective. Liquidated damages shall be deemed to commence to accrue on the day on which the event triggering such liquidated damages occurs. The liquidated damages to be paid to holders of "restricted" Notes pursuant to the Registration Rights Agreement shall cease to accrue, (i) with respect to the liquidated damages for failure to file on or prior to December 16, 1991, on the day such Shelf Registration Statement is filed, (ii) with respect to the liquidated damages for failure to be declared effective on or prior to the March 16, 1992, on the day such Shelf Registration Statement is declared effective, or (iii) with respect to the liquidated damages for the suspension of effectiveness of such Shelf Registration Statement, on the day of reinstatement of effectiveness of such Shelf Registration Statement.

         The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company.

SATISFACTION AND DISCHARGE OF INDENTURE

         The Company may terminate its obligations, with certain exceptions, under the Notes and the Indenture if all Notes previously authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it under the Indenture or if (i) the Company irrevocably deposits in trust with the Trustee money or United States Government Obligations sufficient to pay principal of and interest on the Notes in cash to maturity or redemption, as the case may be, and to pay all other sums payable to the Trustee under the Indenture and, (ii) no Default or Event of Default shall have occurred or be continuing, (iii) such deposit will not result in a breach of, or constitute a default under the Indenture or any other instrument to which the Company is a party or by which it or its property is bound, (iv) the Company delivers to the Trustee an opinion of independent counsel to the effect that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes and that the Holders will have no federal income tax consequences as a result of such deposit, and (v) certain other conditions are satisfied.


REPORTS TO NOTEHOLDERS

         So long as any of the Notes remain outstanding, the Company shall cause annual reports on Form 10-K and quarterly reports on Form 10-Q containing financial statements and other information concerning the business and affairs of the Company to be mailed to the Noteholders.

THE TRUSTEE

         The Trustee is permitted to engage in other transactions with the Company; provided, however, that if the Trustee acquires certain conflicting interests specified in the 1939 Act, it must eliminate such conflicts or resign. Presently, United States Trust Company of New York also serves as Agent under the Pledge Agreement and as Warrant Agent under the Warrant Agreement.

         The holders of a majority in principal amount of Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, provided that such direction would not conflict with any rule of law or with the terms of the Indenture and would not be unduly prejudicial to the rights of another Noteholder or that may subject the Trustee to personal liability. The Indenture provides that, in case an Event of Default shall occur (and not be cured), the Trustee will be required to use the same degree of care and skill in the exercise of its powers as a prudent person would use in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Noteholders, unless it shall have received security and indemnity satisfactory to it.

                            DESCRIPTION OF WARRANTS
         The 1991 Private Placement Warrants, which are governed by the terms and conditions of the Warrant Agreement, are immediately exercisable into 1,000,000 shares of Common Stock at an exercise price of $4.60 per share. The exercise price of the 1991 Private Placement Warrants and the number of shares of Common Stock issuable upon exercise of the 1991 Private Placement Warrants are subject to adjustment upon the occurrence of certain events including but not limited to, the declaration of dividends or making of a distribution on the outstanding shares of the Company's Common Stock in shares of its Common Stock or the subdivision or reclassification of the outstanding shares of the Company's Common Stock into a greater or smaller number of shares. The 1991 Private Placement Warrants expire on September 1, 1996. The Company may offer to the registered holder the option, in lieu of exercising the 1991 Private Placement Warrants, of surrendering the 1991 Private Placement Warrants, in whole or in part, for a cash payment equal to the product of (i) the Closing Price (as defined in the Warrant Agreement) for a share of Common Stock on the last business day prior to the date of surrender of the warrant certificate less the exercise price, and (ii) the number of shares of Common Stock to which the holder is entitled pursuant to the 1991 Private Placement Warrants surrendered therefor.
         As long as any 1991 Private Placement Warrant remains outstanding, the Company is not permitted to (i) issue any shares of its Class B Common Stock or options, rights, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of its Class B Common Stock; (ii) authorize, issue, grant or sell incentive stock options, non-qualified stock options or any other option to subscribe for or purchase shares of Common Stock if the aggregate number of shares of Common Stock which may be purchased under all such options exceeds 2,400,000; and (iii) authorize or grant incentive stock options, non-qualified stock options or any other option to subscribe for or purchase any shares of any class of common stock of the Company other than the Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 2,000,000 shares of Preferred Stock, $.01 par value, 22,000,000 shares of Common Stock, $.01 par value, and 6,000,000 shares of Class B Common Stock, $.01 par value. As of September 30, 1995, no shares of Preferred Stock, 9,497,083 shares of Common Stock and 2,215,079 shares of Class B Common Stock were issued and outstanding.

COMMON STOCK AND CLASS B COMMON STOCK

         Each share of Common Stock entitles the holder to one vote on all matters submitted to the stockholders, including the election of directors, and each share of Class B Common Stock entitles the holder to ten votes on all such matters. Except as set forth below, all actions submitted to a vote of stockholders are voted on by holders of Common Stock and Class B Common Stock voting together as a single class. The holders of Common Stock and Class B Common Stock vote separately as classes with respect to any amendments to the Company's Certificate of Incorporation that alter or change the powers, preferences or special rights of their respective classes of stock so as to affect them adversely, and with respect to such other matters as may require class votes under the Delaware General Corporation Law.

         Dividends on the Class B Common Stock may not exceed those on the Common Stock. Each share of Common Stock and Class B Common Stock is equal in respect of rights to dividends and other distributions in stock or property of the Company (including distributions upon liquidation of the Company), except that in the case of dividends or other distributions payable on the Common Stock and the Class B Common Stock in shares of such stock, including distributions pursuant to split-ups or divisions of the Common Stock or the Class B Common Stock, only Common Stock will be distributed with respect to Common Stock and only Class B Common Stock will be distributed with respect to Class B Common Stock. In no event will either the Common Stock or the Class B Common Stock be split, divided or combined unless the other is split, divided or combined equally.

         The Class B Common Stock is not transferable by a holder except to or among such holder's spouse, certain of such holder's relatives and certain trusts established for their benefit. The Class B Common Stock is convertible into Common Stock on a share-for-share basis at any time.

         If the number of outstanding shares of Class B Common Stock at any time falls below 250,000 (as adjusted for any stock splits, combinations, stock dividends or further issuances of Class B Common Stock), the outstanding shares of Class B Common Stock will automatically be converted into shares of Common Stock.

         The Class B Common Stock may tend to have an anti-takeover effect. Since voting control of the Company is vested primarily in the holders of the Class B Common Stock, the issuance of the Class B Common Stock could render more difficult, or discourage, a hostile merger proposal, a tender offer or a proxy contest, even if such actions were favored by a majority of the holders of Common Stock. As of June 30, 1995, Melvin Waxman and Armond Waxman beneficially owned an aggregate of approximately 80.3% of the outstanding
Class B Common Stock and 61.1% of the aggregate outstanding voting power of the Company.

         The transfer agent and registrar for the Common Stock and Class B Common Stock is National City Bank, Cleveland, Ohio.

PREFERRED STOCK

         The Preferred Stock may be issued from time to time in one or more series, and the Board of Directors is authorized to fix the dividend rights and terms, any conversion rights, any voting rights, any redemption rights and terms (including sinking fund provisions), the rights in the event of liquidation and any other rights, preferences, privileges and restrictions of any series of Preferred Stock, as well as the number of shares constituting such series and the designation thereof. The Preferred Stock, if issued, will rank senior to the Company Common Stock as to dividends and as to liquidation preference. Holders of Preferred Stock will have no preemptive rights. The issuance of shares of Preferred Stock could have an anti-takeover effect under certain circumstances. The issuance of shares of Preferred Stock could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer or other business combination transaction directed at the Company by, among other things, placing shares of Preferred Stock with investors who might align themselves with the Board of Directors, issuing new shares to dilute stock ownership of a person or entity seeking control of the Company or creating a class or series of Preferred Stock with voting rights. The issuance of shares of the Preferred Stock as an anti-takeover device might preclude stockholders from taking advantage of a situation which they believed could be favorable to their interests. No shares of Preferred Stock are outstanding, and the Company has no present plans to issue any shares of Preferred Stock.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion sets forth the material Federal income tax consequences associated with the acquisition, ownership and disposition of the Securities by prospective purchasers. This summary does not discuss all aspects of Federal income taxation that may be relevant to a particular holder of Securities in light of his personal investment circumstances or to certain types of holders of Securities subject to special treatment under the Federal income tax laws (for example, life insurance companies, tax-exempt organizations and foreign corporations and individuals who are not citizens or residents of the United States) and does not discuss any aspects of state, local or foreign taxation. The discussion is addressed primarily to purchasers who will hold the Securities as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). Moreover, substantial uncertainties, resulting from the lack of definitive judicial or administrative authority and interpretation, apply to various tax aspects of the acquisition, ownership and disposition of the Securities. As to such issues, the discussion sets forth the positions that the Company believes to be correct and currently intends to take. No assurance, however, can be given that the Service will not take contrary or differing positions. No ruling from the Internal Revenue Service (the "Service") has been or will be requested in any tax matters concerning the offering. Prospective purchasers are urged to consult their own tax advisors as to the precise Federal, state, local and other tax consequences of acquiring, owning and disposing of the Securities.

THE NOTES

Stated Interest on the Notes

         In addition to the accrual of interest income under the original issue discount rules discussed below, a holder of a Note will be required to report as income for Federal income tax purposes the stated interest on such Note in accordance with the holder's method of tax accounting.

Original Issue Discount

         In 1986, the Service issued proposed regulations (with certain amendments made in 1989 and 1991) governing the inclusion in income of original issue discount ("OID") by holders of debt instruments (the "1986 Proposed Regulations"). The 1986 Proposed Regulations were to become effective for debt instruments issued after July 1, 1982. On December 22, 1992, the Service withdrew the 1986 Proposed Regulations and issued a new set of proposed regulations governing the inclusion in income of original issue discount by holders of debt instruments. With certain changes, these proposed regulations were adopted and published in the Federal Register on February 2, 1994, and substantially revised the 1986 Proposed Regulations (the "1994 Regulations"). (Together, the 1986 Proposed Regulations and the 1994 Regulations will be referred to as the "OID Regulations.") The 1994 Regulations are only effective for debt instruments issued on or after April 14, 1994, and, by their terms, are not applicable to the Notes. In Treasury decision Section 517 relating to the 1994 Regulations, the Service has stated that taxpayers may rely upon the 1986 Proposed Regulations as "substantial authority" under Section 6662 of the Internal Revenue Code (relating to certain penalties for the understatement of taxes) for debt instruments issued prior to their withdrawal. Thus, the Company and the holders of the Securities may rely on the 1986 Proposed Regulations as "substantial authority" with respect to the Notes and the Warrants, which were issued on September 17, 1991, to avoid certain penalties, if necessary. However, to the extent that the 1986 Proposed Regulations conflict with the 1994 Regulations, the Service may apply the rules contained in the 1994 Regulations for purposes of determining a taxpayer's substantive tax liability.

         In certain instances, the OID Regulations are potentially inconsistent or are susceptible to varying interpretations. No assurance can be given that the Service will agree with the positions the Company may take with respect to the OID Regulations. Purchasers are urged to consult their own tax advisors regarding the application of the OID Regulations to an investment in the Notes.

         The amount of OID, if any, on a debt instrument is the difference between its "issue price" and its "stated redemption price at maturity," subject, generally, to a statutory de minimis exception. The portion of original issue discount, if any, accrued (and to be included in income) with respect to a debt instrument with a maturity of more than one year will generally be determined for each accrual period under the constant yield method by multiplying the adjusted issue price of the debt instrument at the beginning of the accrual period by its yield to maturity (determined on the basis of semi-annual compounding), and subtracting from that product the amount of any interest payments made during that accrual period which are based on a single fixed rate and are payable unconditionally in cash or in property (other than debt instruments of the issuer) at intervals of one year or less during the entire term of the debt instrument ("Qualified Stated Interest"). The resulting amount is allocated ratably to each day in the accrual period, and the amount includible in a holder's income (whether on the cash or accrual method of accounting) with respect to the debt instrument is the sum of the resulting daily portions of OID for each day of the taxable year on which the holder held the debt instrument. The adjusted issue price of a debt instrument at the beginning of any accrual is equal to its original issue price increased by all previously accrued original issue discount and reduced by the amount of all previous payments made on such debt instrument other than payments of Qualified Stated Interest. Generally, the tax basis of a debt instrument in the hands of the holder will be increased by the amount of OID, if any, that is included in the holder's income pursuant to these rules and will be decreased by the amount of any payment received by the holder other than payments of Qualified Stated Interest.

         The 1986 Proposed Regulations provide that if a debt instrument is issued as part of an investment unit, which includes a property right such as a Warrant, and neither the property right nor the debt instrument is publicly traded within ten (10) days after issuance (as was the case with respect to the Notes and the Warrants), the original issue price of the debt instrument is the present value of all payments under such debt instrument, discounted at a rate based on yields of comparable debt instruments. The remaining original issue price of the investment unit is allocated to the property right. Based upon this rule, the Company has calculated the original issue price of each Note to be $980.00 and each Warrant to be $1.00. The 1994 Regulations provide that the issue price of an investment unit is to be allocated between the components of the unit based on their relative fair market values but do not provide any specific guidance on how the allocation is to be made. The Company intends to rely on the guidance provided by the 1986 Proposed Regulations. There can, however, be no assurance that the Service will agree with such allocation and will not be successful in asserting a different allocation of the issue price of the investment unit.

         The 1994 Regulations contain certain aggregation rules that could be interpreted to require that, for purposes of calculating and amortizing any OID, the Fixed Rate Notes and the Floating Rate Notes be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity. If these aggregation rules were to apply, the Fixed Rate Notes and the Floating Rate Notes, in the aggregate, could be treated as a single "installment obligation." This treatment could result in a distortion of the amount of OID otherwise includible in income by holders. The Company believes that the aggregation rules are inapplicable to the Fixed Rate Notes and the Floating Rate Notes and intends to adopt the position that the Fixed Rate Notes and the Floating Rate Notes are not subject to such rules for purposes of computing OID.

         The Company will furnish annually to record holders of the Notes and to the Service information with respect to OID, if any, accruing during the calendar year (as well as interest paid during that year). Because this information will be based upon the adjusted issue price of the Notes, subsequent holders who purchase the Notes for an amount in excess of the adjusted issue price will be required to determine for themselves the amount of OID, if any, they are required to report. Moreover, as stated above, the Service may not agree with the original issue price allocated by the Company to the Notes.

         As a result of each issue of the Notes being offered together with Warrants, both issues of the Notes were issued with OID. As discussed above, the total amount of original issue discount with respect to each of such Notes is the excess of its stated redemption price at maturity over its issue price. The Company believes the amount of original issue discount per each $1,000 Note is $20.00. Consequently, a holder of either the Fixed Rate Notes or the Floating Rate Notes will be required to include in his gross income in advance of the receipt of cash representing that income the sum of the daily portions of OID on his Notes for each day during each taxable year or portion thereof on which he holds such Notes. These amounts are in addition to the actual interest payments on the Notes.

         Holders of the Notes should be aware that there are the above-described and other possible interpretations of the OID Regulations which could result in differences in the amount or timing of OID on Notes and that such alternative interpretations may also be reasonable. Moreover, there can be no assurance that the Service will not interpret the OID Regulations in a manner contrary to the positions described above.

Acquisition Premium

         Purchasers of a Note who purchase such debt instrument at an acquisition premium will be entitled to a reduction in the daily portion of OID they are required to include in income. A debt instrument is purchased at an acquisition premium if it is not purchased at a "premium" (as defined in the "Bond Premium" below) and immediately after its purchase (including a purchase at original issuance) its adjusted basis exceeds its adjusted issue price. The amount of such reduction will be equal to the daily portion of OID (as otherwise determined to be includible) multiplied by a fraction the numerator of which is the amount of such excess and the denominator of which is the total OID remaining to be accrued on such debt instrument subsequent to the date of purchase. Alternatively, a purchaser of a Note who purchases such debt instrument after its original issuance at an acquisition premium may elect to compute all interest under the Note as OID by treating the purchase as a purchase at original issuance in the manner described under "Original Issue Discount" above.

Bond Premium

         If the tax basis of the Note in the hands of a purchaser exceeds the sum of all amounts payable on the Note after the purchase date (other than Qualified Stated Interest), then such holder may be allowed to deduct the excess of his basis over the amount payable at maturity as amortizable bond premium over the term of such Note. The amount of bond premium which may be deducted annually will be computed on the basis of the purchaser's yield to maturity, determined by using his basis in the Notes and compounding at the close of each accrual period. To amortize bond premium, the purchaser must make an election that applies to all debt instruments held or subsequently acquired by him. A purchaser who elects to amortize bond premium must reduce his tax basis in the Notes by an amount equal to the amortized premium.

Market Discount on Resale

         Purchasers of a Note should be aware that the resale of Notes may be affected by the market discount provisions of the Code. Those rules generally provide that, if a holder of a debt instrument purchases it at a market discount and thereafter recognizes gain upon a disposition of the debt instrument (including a gift), the lesser of such gain (or appreciation, in the case of a gift) or the portion of the market discount that accrued while the debt instrument was held by such holder will be treated as ordinary interest income at the time of the disposition. The market discount rules also provide that a holder who acquires a debt instrument at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction. Debt instruments, like the Notes, which bear OID are considered to have been purchased at a market discount if, subsequent to their original issuance, they are purchased at a price below their issue price increased by the original issue discount includible in the income of all prior holders (and, probably, although the Code and the 1994 Regulations do not expressly so provide, reduced by all payments other than Qualified Stated Interest). Neither the rule treating accrued market discount as ordinary income on disposition nor the rule deferring interest deductions applies if the holder elects to include the accrued market discount in income currently.

         The Notes provide for mandatory redemption in accordance with certain provisions and also for optional redemption by the Company, in whole or in part, prior to maturity. If Notes were redeemed in part, a holder of market discount Notes would be required to include in gross income (as ordinary income) the portion of the principal payment attributable to accrued market discount on the Notes.

Sale, Exchange or Redemption of Notes

         In general, the sale, exchange or redemption of the Notes will result in gain or loss equal to the difference between the amount realized and the holder's adjusted tax basis in the Note immediately before the transaction. Subject to the special rules under the Code relating to "market discount," any such gain or loss on the sale, exchange or redemption will be capital gain or loss.

THE WARRANTS

         The sale of a Warrant by a holder other than to the Company will result in the recognition of a capital gain or loss, provided that the Warrant is a capital asset in the hands of the holder on the date of the sale. The amount of the gain or loss will be the difference between the amount paid by the holder for the Warrant and the sales price of the Warrant. The Company believes that the amount of the original issue price properly allocable to the purchase of a Warrant is $1.00. The tax consequences of a sale of a Warrant to the Company (other than upon the exercise of a Warrant) are uncertain. Under certain unusual circumstances, the Service may take the position that the proceeds of the sale would be ordinary income.

         As a general rule, no gain or loss will be recognized by a holder of a Warrant on the purchase of Common Stock for cash on the exercise of the Warrant. Gain may be recognized, however, to the extent a holder receives cash in lieu of fractional shares of Common Stock. The adjusted tax basis of a share of Common Stock received upon exercise of a Warrant will be equal to the sum of the Holder's adjusted tax basis in the exercised Warrant and the exercise price. The holding period for Common Stock received upon exercise of a Warrant will commence with the date of exercise of the Warrant.

         Each purchaser of Securities should consult his own tax advisor with respect to the tax consequences to him, including the tax consequences under state, local, foreign and other tax laws, of the ownership and disposition of the Securities.

                              PLAN OF DISTRIBUTION

         Any or all of the Securities may be sold from time to time to purchasers directly by any of the Selling Security Holders. Alternatively, the Selling Security Holders may from time to time offer the Securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of Securities for whom they may act as agents. The Selling Security Holders and any such underwriters, dealers or agents that participate in the distribution of Securities may be deemed to be underwriters under the Act, and any profit on the sale of the Securities by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Act. The Securities may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

         At the time a particular offer of Securities is made, to the extent required, a supplement to this Prospectus will be distributed (and a post-effective amendment to the Registration Statement of which this Prospectus is a part will be filed) which will identify and set forth the aggregate amount of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Securities purchased from the Selling Security Holders, any discounts, commissions and other items constituting compensation from the Selling Security Holders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. In addition, an underwritten offering will require clearance by the National Association of Securities Dealers, Inc. of the underwriter's compensation arrangements. The Company will not receive any of the proceeds from the sale by the Selling Security Holders of the Securities offered hereby. All of the filing fees and other expenses of this Registration Statement will be borne in full by the Company.

         The Company entered into a registration rights agreement with the original purchasers of the Securities to register their Securities under applicable Federal and state securities laws at certain times. The Company will pay substantially all of the expenses incident to the offering and sale of the Securities to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. The registration rights agreement provides for cross-indemnification of the Selling Security Holders and the Company, to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the Securities.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Securities may not simultaneously engage in market making activities with respect to the Securities for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Securities by the Selling Security Holders.

         In order to comply with certain states' securities laws, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Securities may not be sold unless the Securities have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

         The Securities originally issued by the Company in the private placement contained legends as to their restricted transferability. Upon the effectiveness of the Registration Statement of which this Prospectus forms a part, these legends will no longer be necessary. Upon the transfer by the Selling Security Holders of any of the Securities, new certificates representing such Securities will be issued to the transferee, free of any such legends.

         In addition to sales pursuant to the Registration Statement of which this Prospectus forms a part, the Securities may be sold in accordance with Rule 144 under the Act.

                            SELLING SECURITY HOLDERS

                               [TO BE UPDATED]

         The following table provides certain information with respect to the Securities beneficially owned by each Selling Security Holder. The Securities offered by this Prospectus may be offered from time to time in whole or in part by the persons named below or by their transferees, as to whom applicable information will be set forth in a prospectus supplement to the extent required.

                                                             PRINCIPAL
                                                             AMOUNT OF                PRINCIPAL AMOUNT
                                                             FIXED RATE               OF FLOATING RATE      NUMBER OF
     SELLING SECURITY HOLDER                                  NOTES(1)                    NOTES(1)         WARRANTS(1)
     -----------------------                                 ----------             ----------------     -----------
Elite & Co.                                                      ---                        ---             90,000

[Harris Trust & Savings Bank]                                    ---                        ---             20,000

IDS Certificate Company                                          ---               $  7,500,000            150,000

[Morgan Guaranty Trust Co. of New York]                          ---                        ---              7,500

President and Fellows of Harvard College                     500,000                        ---             40,000

[State Street Bank & Trust Co.]                                  ---                        ---            112,500

[The Bank of New York]                                           ---                        ---            440,000

[T. Rowe Price Associates], Inc.                                 ---                        ---              7,000
                                                       -------------               ------------       ------------

         TOTAL                                         $     500,000               $  7,500,000            867,000
                                                       =============               ============       ============

(1) Each Selling Security Holder is registering the offer and sale entire amount of Securities set forth opposite its name above. Because the Selling Security Holders may offer all or some part of the Securities which they hold pursuant to this Prospectus and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Securities to be offered for sale by the Selling Security Holders nor the amount of Securities that will be held by the Selling Security Holders upon termination of this offering. See "Plan of Distribution". To the extent required, the specific amount of Securities to be sold by a Selling Security Holder in connection with a particular offer will be set forth in an accompanying Prospectus Supplement.

                                 LEGAL MATTERS

         The legality of the Securities offered hereby has been passed upon for the Company by Shereff, Friedman, Hoffman & Goodman, LLP, New York, New York.

                                    EXPERTS

         The consolidated financial statements of the Company as of June 30, 1994 and June 30, 1995 for each of the three years in the period ended June 30, 1995 appearing in the Company's Annual Report and incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for certain warehousing and catalog costs as discussed in Note 4 to the consolidated financial statements.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE HEREIN, IN CONNECTION WITH THIS OFFER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

Available Information   . . . . . . . . . . . . . . . . . . . . . . .     3
Incorporation of Certain Documents by Reference . . . . . . . . . . .     3
Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . .     4
The Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
Recent Developments   . . . . . . . . . . . . . . . . . . . . . . . .     4
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . .    12
Description of Notes  . . . . . . . . . . . . . . . . . . . . . . . .    13
Description of Warrants   . . . . . . . . . . . . . . . . . . . . . .    25
Description of Capital Stock  . . . . . . . . . . . . . . . . . . . .    25
Certain Federal Income Tax Consequences   . . . . . . . . . . . . . .    27
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . .    30
Selling Security Holders  . . . . . . . . . . . . . . . . . . . . . .    31
Legal Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
Experts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32


                            WAXMAN INDUSTRIES, INC.

     $500,000 12.25% FIXED RATE SENIOR SECURED NOTES DUE SEPTEMBER 1, 1998

      $7,500,000 FLOATING RATE SENIOR SECURED NOTES DUE SEPTEMBER 1, 1998

                     867,000 COMMON STOCK PURCHASE WARRANTS

                       1,000,000 SHARES OF COMMON STOCK

                                   -----------


                                   PROSPECTUS

                                   -----------


                                ___________, 1995

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following expenses incurred in connection with this Registration Statement will be paid by the Company. The Selling Security Holders will not bear any of such expenses.


Filing Fee -- Securities and Exchange Commission                  $   N/A
Accounting Fees and Expenses                                        5,000*
Legal Fees and Expenses                                            15,000*
Printing Fees and Expenses                                          2,500*
Miscellaneous Expenses                                              2,500*
                                                                  -------
Total                                                             $25,000*
                                                                  =======

* Estimated

ITEM 14.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Certificate of Incorporation of the Company provides that each person who is a party to or involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of the Company, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss reasonably incurred by such person in connection therewith. The Certificate of Incorporation provides that the right to indemnification contained therein is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified. The Company maintains directors' and officers' liability insurance covering certain liabilities incurred by the directors and officers of the Company in connection with the performance of their duties.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits.

EXHIBIT NUMBER                    EXHIBIT DESCRIPTION
--------------                    -------------------

4.1(1) Indenture dated as of June 1, 1989 (the "Ameritrust Indenture") between the Company and Ameritrust Company National Association (Exhibit 4.1 to Annual Report on Form 10-K for the year ended June 30, 1989, File No. 0-5888, incorporated herein by reference).

4.2(1) First Supplemental Indenture to the Ameritrust Indenture dated November 29, 1989 (Exhibit 4.2 to Annual Report on Form 10-K for the year ended June 30, 1990, File No. 0-5888, incorporated herein by reference).

4.3(1) Second Supplemental Indenture to the Ameritrust Indenture dated November 23, 1993.

4.4(1) Third Supplemental Indenture to the Ameritrust Indenture dated May 20, 1994.

4.5(1) Form of the Company's 13-3/4% Senior Subordinated Note due June 1, 1999 (Exhibit 4.2 to Annual Report on Form 10-K for the year ended June 30, 1989, File No. 0-5888, incorporated herein by reference).

4.6(1) Securities Purchase Agreement for Notes and Warrants dated as of September 17, 1991, among the Company and each of the Purchasers referred to therein (Exhibit 4.4 to Annual Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

4.7(1) Indenture dated as of September 1, 1991, (the "U.S. Trust Indenture") between the Company and United States Trust Company of New York (Exhibit 4.5 to Annual Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

4.8(1) First Supplemental Indenture to the U.S. Trust Indenture dated November 15, 1993.

4.9(1) Second Supplemental Indenture to the U.S. Trust Indenture dated March 25, 1993.

4.10(1) Third Supplemental Indenture to the U.S. Trust Indenture dated May 20, 1994.

4.11(1) Form of the Company's Floating Rate Senior Secured Notes due September 1, 1998 (Exhibit 4.6 to Annual Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

4.12(1) Form of the Company's 12.25% Fixed Rate Senior Secured Notes due September 1, 1998 (Exhibit 4.7 to Annual Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

4.13(1) Warrant Agreement dated as of September 17, 1991, between the Company and United States Trust Company of New York (Exhibit 4.8 to Annual Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

4.14(1) Form of the Company's Common Stock Purchase Warrant Certificate (Exhibit 4.9 to Annual Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

4.15(1) Registration Rights Agreement for Senior Notes, Warrants and Warrant Shares dated as of September 17, 1991, among the Company and each of the Purchasers signatory thereto (Exhibit 4.10 to Annual Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

4.16(1) Pledge Agreement dated as of September 17, 1991, among the Company, United States Trust Company of New York and each of the Purchasers signatory thereto (Exhibit 4.11 to Annual Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

4.17(1) Operating Credit Agreement dated as of April 20, 1989 between Bank of Montreal and Waxman Acquisition, Inc. (Exhibit 10.9 to Annual Report on Form 10-K for the year ended June 30, 1989, File No. 0-5888, incorporated herein by reference).

4.18(1) Amending Agreement of Operating Credit Agreement dated as of July 1, 1990 between Bank of Montreal and Ideal Plumbing Group Inc. (Exhibit
          4.10 to Annual Report on Form 10-K for the year ended June 30, 1990, File No. 0-5888, incorporated herein by reference).

4.19(1) Amended and Restated Operating Credit Agreement dated as of July 22, 1991 between Bank of Montreal and Ideal Plumbing Group Inc. (Exhibit
          4.5 to Annual Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

4.20(1) Amended and Restated Credit Agreement dated as of April 1, 1993 between Waxman Industries, Inc. and the Banks Named Therein and National City Bank as Agent. (Exhibit 4.15 to Annual Report on Form 10-K for the year ended June 30, 1993, File No. 0-5888, incorporated herein by reference).

4.21(1) Amendment dated as of October 1, 1993 to Amended and Restated Credit Agreement dated as of April 1, 1993 between Waxman Industries, Inc. and the Banks Named Therein and National City Bank as Agent. (Exhibit
          4.16 to Annual Report on Form 10-K for the year ended June 30, 1993, File No. 0-5888, incorporated herein by reference).

4.22(1) Indenture, dated as of May 20, 1994, by and between Waxman Industries, Inc. and the Huntington National Bank, as Trustee, with respect to the Deferred Coupon Notes (Exhibit 4.1 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, Registration No. 33-54209, incorporated herein by reference).

4.23(1) Credit Agreement dated as of May 20, 1994 among Waxman USA, Inc., Barnett, Inc., Waxman Consumer Products Group Inc. and WOC Inc., the Lenders and Issuers party thereto and Citicorp USA, Inc., as Agent, and certain exhibits thereto (Exhibit 10.8 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, Registration No. 33-54209, incorporated herein by reference).

4.24(1) Term Loan Credit Agreement dated as of May 20, 1994 among Waxman USA, Inc., Barnett Inc., Waxman Consumer Products Group Inc. and WOC Inc., the Lenders and Issuers party thereto and Citibank, N.A., as Agent (Exhibit 10.9 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, Registration No. 33-54209, incorporated herein by reference).

4.25(1) Amendment No. 2 to the Term Loan Agreement and Amendment No. 1 to the Revolving Credit Agreement among Waxman USA, Inc., Barnett Inc., Waxman Consumer Products Group Inc. and WOC Inc., the Lenders and Issuers party thereto and Citibank, N.A., as Agent. (Exhibit 4.25 to Waxman Industries, Inc.'s Amendment No. 6 to Form S-2 filed October 10, 1995, Registration No. 33-44511, incorporated herein by reference).

5.1(1)    Opinion of Benesch, Friedlander, Coplan & Aronoff regarding legality.

5.2(1) Opinion of Shereff, Friedman, Hoffman & Goodman, LLP regarding legality (filed as Exhibit 5.2 to this Registration Statement).
8.1(1)    Opinion of Benesch, Friedlander, Coplan & Aronoff as to tax matters.

10.1(1) Lease between the Company as Lessee and Aurora Investment Co. as Lessor dated June 30, 1992 (Exhibit 10.1 to Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-5888, incorporated herein by reference).

10.2(1) Policy Statement (revised as of June 1, 1980) regarding the Company's Profit Incentive Plan (Exhibit 10(c)-1 to Annual Report on Form 10-K for the year ended June 30, 1984, File No. 0-5888, incorporated herein by reference).

10.3(1) Employment Contract dated June 18, 1990 between the Company and William R. Pray (Exhibit 10.4 to Annual Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

10.4(1) Form of Stock Option Agreement between the Company and its Directors (Exhibit 10.5 to Annual Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

10.5(1) Employment Contract dated January 1, 1992 between the Company and Jerome C. Jacques (Exhibit 10.5 to Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-5888, incorporated herein by reference).

10.6(1) Employment Contract dated January 1, 1992 between the Company and John S. Peters (Exhibit 10.6 to Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-5888, incorporated herein by reference).

10.7(1) 1992 Non-Qualified and Incentive Stock Option Plan of Waxman Industries, Inc., adopted as of July 1, 1992. (Exhibit 10.7 to Annual Report on Form 10-K for the year ended June 30, 1993, File No. 0-5888, incorporated herein by reference).

10.8(1) Employee Stock Purchase Plan of Waxman Industries, Inc., adopted on September 1, 1992. (Exhibit 10.8 to Annual Report on Form 10-K for the year ended June 30, 1993, File No. 0-5888, incorporated herein by reference).

10.9(1) Employment Agreement dated November 1, 1994 between Waxman Consumer Products Group Inc. and Laurence Waxman (Exhibit 10.9 to Waxman Industries, Inc.'s Amendment No. 6 to Form S-2 filed October
          10, 1995, Registration No. 33-44511, incorporated herein by reference).

10.10(1) Tax Sharing Agreement dated May 20, 1994 among Waxman Industries, Inc., Waxman USA Inc., Barnett Inc., Waxman Consumer Products Inc., WOC Inc. and Western American Manufacturing Inc. (Exhibit
          10.6 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, Registration No. 33-54209, incorporated herein by reference).

10.11(1) Intercorporate Agreement dated May 20, 1994 among Waxman Industries, Inc., Waxman USA Inc., Barnett Inc., Waxman Consumer Products Inc., WOC Inc. and Western American Manufacturing Inc. (Exhibit 10.7 to Waxman Industries, Inc.'s Form S-4 filed
          June 20, 1994, Registration No. 33-54209, incorporated herein by reference).

12.1(1) Statement re: computation of ratios (Exhibit 12.1 to Waxman Industries, Inc.'s Form S-1, filed July 18, 1995, incorporated herein by reference).

13.1(1) Waxman Industries, Inc.'s Annual Report on Form 10-K for its fiscal year ended June 30, 1995 (File No. 33-5888, incorporated herein by reference).

23.1      Consent of Arthur Andersen LLP.

23.2(1) Consent of Benesch, Friedlander, Coplan & Aronoff (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).

23.3(1) Consent of Benesch, Friedlander, Coplan & Aronoff (contained in its opinion filed as Exhibit 8.1 to this Registration Statement).

23.4(1) Consent of Shereff, Friedman, Hoffman & Goodman, LLP (contained in its opinion filed as Exhibit 5.2 to this Registration Statement).

25.1(1) Statement of eligibility and qualification on Form T-1 of United States Trust Company of New York, as trustee (bound separately).

99.1(1) Form 11-K Annual Report for the Amended and Restated Profit Sharing Retirement Plan of the Company for the year ended June 30, 1993, File No. 0-5888, incorporated herein by reference.

Pursuant to paragraph (b)(4)(iii)(A) of Item 601 of Regulation S-K, the Company has not filed certain instruments with respect to long-term debt because the total amount of securities authorized thereunder does not exceed ten percent of the total assets of the Company and its subsidiaries on a consolidated basis. The Company hereby agrees to furnish copies of such agreements to the Commission upon request.

(1)       Incorporated herein by reference as indicated.

(b)            Financial Statement Schedules.

               All schedules have been omitted because the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements including notes thereto.

ITEM 17        UNDERTAKINGS

          A.   The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           C. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

           D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, Submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


           Pursuant to the requirements of the Securities Act of 1933, Waxman Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio on the 9th day of November, 1995.

                                   WAXMAN INDUSTRIES, INC.

                                   By: /s/ Armond Waxman
                                       ---------------------------------------
                                       Armond Waxman, Co-Chairman of the Board
                                       and Co-Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           NAME                                  TITLE                             DATE
           ----                                  -----                             ----
/s/          *                            Co-Chairman of the Board,        November 9, 1995
----------------------------              Co-Chief Executive Officer
       Melvin Waxman                      and Director

/s/    Armond Waxman                      Co-Chairman of the Board,        November 9, 1995
----------------------------              Co-Chief Executive Officer,
       Armond Waxman                      Treasurer and Director

/s/          *                            President, Chief Operating       November 9, 1995
----------------------------              Officer and Director
       William R. Pray

/s/          *                            Vice President-Finance,          November 9, 1995
----------------------------              Chief Financial Officer
        Andrea Luiga                      (Principal Accounting Officer)

/s/          *                            Director                         November 9, 1995
----------------------------
     Samuel J. Krasney

/s/          *                            Director                         November 9, 1995
----------------------------
     Irving Z. Friedman

/s/          *                            Director                         November 9, 1995
----------------------------
         Judy Robins

*By:/s/  Armond Waxman                                                     November 9, 1995
    ------------------------
         Armond Waxman
      As Attorney-in-Fact



                                 EXHIBIT INDEX

EXHIBIT                                                                                PAGE
NUMBER      DESCRIPTION OF EXHIBIT                                                    NUMBER
--------------------------------------------------------------------------------------------
4.1(1)   Indenture dated as June 1, 1989 (the "Ameritrust Indenture") between the Company and Ameritrust Company National Association (Exhibit 4.1 to
         Annual Report on Form 10-K for the year ended June 30, 1989, File No.
         0-5888, incorporated herein by reference).

4.2(1)   First Supplemental Indenture to the Ameritrust Indenture dated November
         29, 1989 (Exhibit 4.2 to Annual Report on Form 10-K for the year ended
         June 30, 1990, File No. 0-5888, incorporated herein by reference).

4.3(1)   Second Supplemental Indenture to the Ameritrust Indenture dated
         November 23, 1993.

4.4(1)   Third Supplemental Indenture to the Ameritrust Indenture dated May 20,
         1994.

4.5(1)   Form of the Company's 13-3/4% Senior Subordinated Note due June 1, 1999
         (Exhibit 4.2 to Annual Report on Form 10-K for the year ended June 30,
         1989, File No. 0-5888, incorporated herein by reference).

4.6(1)   Securities Purchase Agreement for Notes and Warrants dated as of
         September 17, 1991, among the Company and each of the Purchasers referred to therein (Exhibit 4.4 to Annual Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

4.7(1) Indenture dated as of September 1, 1991, ("U.S. Trust Indenture") between the Company and United States Trust Company of New York
         (Exhibit 4.5 to Annual Report on Form 10-K for the year ended June 30,
         1991, File No. 0-5888, incorporated herein by reference).

4.8(1)   First Supplemental Indenture to the U.S. Trust Indenture dated
         November 15, 1993.

4.9(1)   Second Supplemental Indenture to the U.S. Trust Indenture dated March
         25, 1993.

4.10(1)  Third Supplemental Indenture to the U.S. Trust Indenture dated May 20,
         1994.

4.11(1)  Form of the Company's Floating Rate Senior Secured Notes due September
         1, 1998 (Exhibit 4.6 to Annual Report on Form 10-K for the year ended
         June 30, 1991, File No. 0-5888, incorporated herein by reference).

4.12(1)  Form of the Company's 12.25% Fixed Rate Senior Secured Notes due
         September 1, 1998 (Exhibit 4.7 to Annual Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

4.13(1) Warrant Agreement dated as of September 17, 1991, between the Company and United States Trust Company of New York (Exhibit 4.8 to Annual
         Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).



4.14(1)   Form of the Company's Common Stock Purchase Warrant Certificate
          (Exhibit 4.9 to Annual Report on Form 10-K for the year ended June 30,
          1991, File No. 0-5888, incorporated herein by reference).

4.15(1)   Registration Rights Agreement for Senior Notes, Warrants and Warrant
          Shares dated as of September 17, 1991, among the Company and each of the Purchasers signatory thereto (Exhibit 4.10 to Annual Report on Form
          10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

4.16(1)   Pledge Agreement dated as of September 17, 1991, among the Company,
          United States Trust Company of New York and each of the Purchasers signatory thereto (Exhibit 4.11 to Annual Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

4.17(1)   Operating Credit Agreement dated as of April 20, 1989 between Bank of
          Montreal and Waxman Acquisition, Inc. (Exhibit 10.9 to Annual Report on Form 10-K for the year ended June 30, 1989, File No. 0-5888, incorporated herein by reference).

4.18(1)   Amending Agreement of Operating Credit Agreement dated as of July 1,
          1990 between Bank of Montreal and Ideal Plumbing Group Inc. (Exhibit
          4.10 to Annual Report on Form 10-K for the year ended June 30, 1990,
          File No. 0-5888, incorporated herein by reference).

4.19(1)   Amended and Restated Operating Credit Agreement dated as of July 22,
          1991 between Bank of Montreal and Ideal Plumbing Group Inc. (Exhibit
          4.15 to Annual Report on Form 10-K for the year ended June 30, 1991,
          File No. 0-5888, incorporated herein by reference).

4.20(1) Amended and Restated Credit Agreement dated as of April 1, 1993 between Waxman Industries, Inc. and the Banks Named Therein and
          National City Bank as Agent. (Exhibit 4.15 to Annual Report on Form
          10-K for the year ended June 30, 1993, File No. 0-5888, incorporated herein by reference).

4.21(1)   Amendment dated as of October 1, 1993 to Amended and Restated Credit
          Agreement dated as of April 1, 1993 between Waxman Industries, Inc.
          and the Banks Named Therein and National City Bank as Agent. (Exhibit
          4.16 to Annual Report on Form 10-K for the year ended June 30, 1993,
          File No. 0-5888, incorporated herein by reference).

4.22(1)   Indenture, dated as of May 20, 1994, by and between Waxman Industries,
          Inc. and the Huntington National Bank, as Trustee, with respect to the Deferred Coupon Notes (Exhibit 4.1 to Waxman Industries, Inc.'s Form
          S-4 filed June 20, 1994, Registration No. 33-54209, incorporated herein by reference).

4.23(1)   Credit Agreement dated as of May 20, 1994 among Waxman USA, Inc.,
          Barnett, Inc., Waxman Consumer Products Group Inc. and WOC Inc., the
          Lenders and Issuers party thereto and Citicorp USA, Inc., as Agent, and certain exhibits thereto (Exhibit 10.8 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, Registration No. 33-54209, incorporated herein by reference).

4.24(1)   Term Loan Credit Agreement dated as of May 20, 1994 among Waxman USA,
          Inc., Barnett Inc., Waxman Consumer Products Group Inc. and WOC Inc., the Lenders



          and Issuers party thereto and Citibank, N.A., as Agent (Exhibit 10.9 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994,
          Registration No. 33-54209, incorporated herein by reference).

4.25(1)   Amendment No. 2 to the Term Loan Agreement and Amendment
          No. 1 to the  Revolving Credit Agreement among Waxman USA, Inc.,
          Barnett Inc., Waxman Consumer Products Group Inc. and WOC Inc., the
          Lenders and Issuers party thereto and Citibank, N.A., as Agent
          (Exhibit 4.25 to  Waxman Industries, Inc.'s Amendment No. 6 to Form
          S-2 filed October 10, 1995, Registration No. 33-44511, incorporated herein by reference).

5.1(1)    Opinion of Benesch, Friedlander, Coplan & Aronoff regarding legality.
5.2(1)    Opinion of Shereff, Friedman, Hoffman & Goodman, LLP regarding legality (filed as Exhibit 5.2 to this Registration Statement).
8.1(1)    Opinion of Benesch, Friedlander, Coplan & Aronoff as to tax matters.

10.1(1)   Lease between the Company as Lessee and Aurora Investment Co. as
          Lessor dated June 30, 1992. (Exhibit 10.1 to Annual Report on Form
          10-K for the year ended June 30, 1992, File No. 0-5888, incorporated herein by reference).

10.2(1)   Policy Statement (revised as of June 1, 1980) regarding the Company's
          Profit Incentive Plan (Exhibit 10(c)-1 to Annual Report on Form 10-K for the year ended June 30, 1984, File No. 0-5888, incorporated herein by reference).

10.3(1)   Employment Contract dated June 18, 1990 between the Company and
          William R. Pray (Exhibit 10.4 to Annual Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

10.4(1)   Form of Stock Option Agreement between the Company and its Directors
          (Exhibit 10.5 to Annual Report on Form 10-K for the year ended June
          30, 1991, File No. 0-5888, incorporated herein by reference).

10.5(1)   Employment Contract dated January 1, 1992 between the Company and
          Jerome C. Jacques (Exhibit 10.5 to Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-5888, incorporated herein by reference).

10.6(1)   Employment Contract dated January 1, 1992 between the Company and John
          S. Peters (Exhibit 10.6 to Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-5888, incorporated herein by reference).

10.7(1)   1992 Non-Qualified and Incentive Stock Option Plan of Waxman
          Industries, Inc., adopted as of July 1, 1992. (Exhibit 10.7 to Annual
          Report on Form 10-K for the year ended June 30, 1993, File No. 0-5888, incorporated herein by reference).

10.8(1)   Employee Stock Purchase Plan of Waxman Industries, Inc., adopted on
          September 1, 1992. (Exhibit 10.8 to Annual Report on Form 10-K for the year ended June 30, 1993, File No. 0-5888, incorporated herein by reference).

10.9(1)   Employment Agreement dated November 1, 1994 between Waxman Consumer
          Products Group, Inc. and Laurence Waxman (Exhibit 10.9 to Waxman
          Industries, Inc.'s Amendment No. 6 to Form S-2 filed October 10, 1995,
          Registration No. 33-44511, incorporated herein by reference).



10.10(1)  Tax Sharing Agreement dated May 20, 1994 among Waxman Industries,
          Inc., Waxman USA Inc., Barnett Inc., Waxman Consumer Products Inc.,
          WOC Inc. and Western American Manufacturing Inc. (Exhibit 10.6 to
          Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, Registration
          No. 33-54209, incorporated herein by reference).

10.11(1)  Intercorporate Agreement dated May 20, 1994 among Waxman Industries,
          Inc., Waxman USA Inc., Barnett Inc., Waxman Consumer Products Inc.,
          WOC Inc. and Western American Manufacturing Inc. (Exhibit 10.7 to
          Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, Registration
          No. 33-54209, incorporated herein by reference).

12.1(1)   Statement re: computation of ratios (Exhibit 12.1 to Waxman
          Industries, Inc.'s Form S-1, filed July 18, 1995, incorporated herein by reference).

13.1(1)   Form 10-K Annual Report of the Company for the year ended June 30,
          1995, File no. 0-5888 (incorporated herein by reference).

23.1      Consent of Arthur Andersen LLP.

23.2(1) Consent of Benesch, Friedlander, Coplan & Aronoff (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).

23.3(1) Consent of Benesch, Friedlander, Coplan & Aronoff (contained in its opinion filed as Exhibit 8.1 to this Registration Statement).

23.4(1) Consent of Shereff, Friedman, Hoffman & Goodman, LLP (contained in its opinion filed as Exhibit 5.2 to this Registration Statement).

25.1(1)   Statement of eligibility and qualification on Form T-1 of United
          States Trust Company of New York, as trustee (bound separately).

99.1(1)   Form 11-K Annual Report for the amended and Restated Profit Sharing
          Retirement Plan of the Company for the year ended June 30, 1993, File
          No. 0-5888 (incorporated herein by reference).


Pursuant to paragraph (b)(4)(iii)(A) of Item 601 of Regulations S-K, the Company has not filed certain instruments with respect to long-term debt because the total amount of securities authorized thereunder does not exceed ten percent of the total assets of the Company and its subsidiaries on a consolidated basis. The Company hereby agrees to furnish copies of such agreements to the Commission upon request.

(1)      Incorporated herein by reference as indicated.